As filed with the Securities And Exchange Commission on November 27, 1996
                                                SEC Registration No. 333-14011
================================================================================



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      DOUBLE EAGLE PETROLEUM AND MINING CO.
                  --------------------------------------------
                 (Name Of Small Business Issuer In Its Charter)

         Wyoming                       1330                      83-0214692
-------------------------    --------------------------   ---------------------
(State Or Jurisdiction Of   (Primary Standard Industrial     (IRS Employer
     Incorporation)         Classification Code Number)   Identification Number)


                        777 Overland Trail (P.O. Box 766)
                              Casper, Wyoming 82602
                                 (307) 237-9330
--------------------------------------------------------------------------------
          (Address And Telephone Number Of Principal Executive Offices)


                        777 Overland Trail (P.O. Box 766)
                              Casper, Wyoming 82602
--------------------------------------------------------------------------------
(Address Of Principal Place Of Business Or Intended Principal Place Of Business)

                                Stephen H. Hollis
                        777 Overland Trail (P.O. Box 766)
                              Casper, Wyoming 82602
                                 (307) 237-9330
--------------------------------------------------------------------------------
            (Name, Address And Telephone Number Of Agent For Service)


                                   Copies to:

    Alan L. Talesnick, Esquire                  Thomas E. Boyle, Esquire
    Francis B. Barron, Esquire              Krys Boyle Golz Freedman & Scott
   Bearman Talesnick & Clowdus                    600 Seventeenth Street,
     Professional Corporation                        Suite 2700 S. Tower
 1200 Seventeenth Street, Suite 2600              Denver, Colorado 80202
      Denver, Colorado 80202                          (303) 893-2300
        (303) 572-6500

================================================================================



            Approximate date of commencement of proposed sale to the
           public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] ___________________________


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] ___________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box []




                                                   CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                           Proposed         Proposed
                                                                            Maximum         Maximum          Amount
                                                                           Offering        Aggregate           Of
Title Of Each Class Of Securities To Be               Amount To Be         Price Per        Offering       Registration
           Registered                                  Registered          Share(1)          Price             Fee
================================================================================================================================
Units, each consisting of

  (a) One Share of Common Stock, $.10 par value         1,150,000           $1.50         $1,725,000            $595
                                                        Units(2)
  (b) One Common Stock Purchase Warrant

Common Stock, issuable upon exercise of                 1,150,000
Common Stock Purchase Warrants(3)                       Shares(2)           $3.00         $3,450,000          $1,190

Underwriter's Warrants to purchase Units, each            100,000           $.001               $100              $1
Unit consisting of                                       Warrants

  (a)  One Share of Common Stock

  (b)  One Common Stock Purchase Warrant

Units issuable upon exercise of Underwriter's         100,000 Units         $1.50           $150,000             $52
Warrants, each Unit consisting of

  (a)  One share of Common Stock(4)

  (b)  One Common Stock Purchase Warrant(4)

Common Stock, issuable upon exercise of                   100,000           $3.00           $300,000            $104
Warrants underlying Underwriter's Warrant(5)               Shares

TOTAL                                                                                     $5,625,100          $1,942
================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Includes 150,000 Units to cover the Underwriter's over-allotment option and 150,000 shares of Common Stock underlying the Warrants issuable upon exercise of the Underwriter's over-allotment option.
(3) Issuable upon the exercise of Common Stock Purchase Warrants. This Registration Statement also covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provisions of the Common Stock Purchase Warrants. No additional registration fee is included for these shares.
(4) Reserved for issuance upon exercise of the Underwriter's Warrants together with such indeterminate number of Common Stock Purchase Warrants and/or Common Stock as may be issuable pursuant to the anti-dilution provisions of the Underwriter's Warrants, or the Common Stock Purchase Warrants.
(5) Reserved for issuance upon exercise of Common Stock Purchase Warrants obtained upon exercise of the Underwriter's Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                     Double Eagle Petroleum And Mining Co.

  Cross-reference Sheet between Registration Statement (Form SB-2) and Form of Prospectus.


SB-2       Reg S-B
----       -------
Item       Item     Caption                                           Caption In Prospectus
----       ----     -------                                           ---------------------

16         101      Description Of Business.                          Business And Properties.

18         102      Description Of Property.                          Business And Properties.

9          103      Legal Proceedings.                                Not applicable.

20         201      Market For Common Stock And Related               Price Range Of Common Stock; Dividends; Description
                    Stockholder Matters.                              Of Securities.

12         202      Description Of Securities.                        Description Of Securities; Certain Provisions Of
                                                                      Wyoming Law And Of The Company's Articles Of
                                                                      Incorporation.

17         303      Management's Discussion And Analysis or           Management's Discussion And Analysis Of Financial
                    Plan Of Operation.                                Condition And Results Of Operations.

23         304      Changes In And Disagreements With                 Not applicable.
                    Accountants On Accounting And Financial
                    Disclosure.

22         310      Financial Statements.                             Financial Statements.

10         401      Directors, Executive Officers, Promoters          Management.
                    And Control Persons.

21         402      Executive Compensation.                           Executive Compensation.

11         403      Security Ownership Of Certain Beneficial          Principal Stockholders.
                    Owners And Management.

19         404      Certain Relationships And Related Transac-        Not applicable.
                    tions.

15         404      Issuers Organized Within Five Years.              Certain Relationships And Related Transactions.

1          501      Front Of Registration Statement And               Registration Statement Cover Page; Prospectus Cover
                    Outside Front Cover Of Prospectus.                Page; Prospectus Inside Cover Page.

2          502      Inside Front And Outside Back Cover Pages         Cover Page; Inside Cover Page; Back Cover Page.
                    Of Prospectus.

3          503      Summary Information And Risk Factors.             Prospectus Summary; Risk Factors.

4          504      Use Of Proceeds.                                  Use Of Proceeds.

5          505      Determination Of Offering Price.                  Cover Page; Risk Factors.

6          506      Dilution.                                         Not applicable.

7          507      Selling Security Holders.                         Not applicable.

8          508      Plan Of Distribution.                             Cover Page; Underwriting.

13         509      Interest Of Named Experts and Counsel.            Not applicable.


14         510      Disclosure Of Commission Position On              Securities And Exchange Commission Position On
                    Indemnification For Securities Act                Certain Indemnification.
                    Liabilities.

                                    [RED INK]


Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities And Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 27, 1996


                              SUBJECT TO COMPLETION

                      DOUBLE EAGLE PETROLEUM AND MINING CO.

                       1,000,000 Units of Common Stock and
                    Redeemable Common Stock Purchase Warrants


     This Prospectus relates to an offering (the "Offering") by Double Eagle Petroleum And Mining Co. (the "Company" or "Double Eagle") of 1,000,000 units (the "Units"), each Unit consisting of one share of Common Stock, $.10 par value (the "Common Stock"), and one redeemable Common Stock purchase warrant
("Warrant"), through Rocky Mountain Investments & Securities, Inc. (the "Underwriter"). The Units are offered on a firm commitment basis. The Common Stock and Warrants may be detached from the Units and traded separately only at such time that the Company, in its sole discretion, determines to allow the Common Stock and Warrants to be detached. To determine when the Warrants will become detachable, the Company will consider market conditions and the advice and recommendations of market makers.


     Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $3.00 per share, subject to adjustment in certain events, at any time during the period commencing on the date hereof and expiring on the fifth anniversary of the date hereof. The Warrants are subject to redemption by the Company at $.02 per Warrant at any time on not less than 30 days' prior written notice to the holders of the Warrants, provided the closing high bid price of the Common Stock as reported on The Nasdaq Small Cap Stock Market has been at least $4.00 per share for a period of 20 of the 30 trading days ending on the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption and further provided the Company has a current registration statement in effect with respect to the Common Stock issuable upon exercise of the Warrants. See "DESCRIPTION OF SECURITIES-Warrants".


     The Company's Common Stock is traded on The Nasdaq SmallCap Market ("NASDAQ") under the symbol "DBLE". On November 22, 1996, the closing high bid price of the Common Stock as reported by NASDAQ was $1.25 per share and the low asked price was $1.4375. See "PRICE RANGE OF COMMON STOCK". Prior to this Offering, there has been no public market for the Units or the Warrants, and there can be no assurance that any such market for the Units or the Warrants (when the Warrants are detached from the Units) will develop after the closing of this Offering, or that, if developed, it will be sustained. In addition, if a market for the Units and Warrants does develop, there may be a negative effect on trading caused by certain Securities And Exchange Commission ("SEC") rules. See "RISK FACTORS--Possible Effects Of SEC And NASDAQ Rules On Market For Units, Common Stock And Warrants". The offering price of the Units, and the initial exercise price and other terms of the Warrants, were established by negotiation between the Company and the Underwriter and do not necessarily bear any direct relationship to the Company's assets, earnings, book value per share or other generally accepted criteria of value. See "UNDERWRITING". The Company has applied for quotation of the Units and the Warrants (when the Warrants are detached from the Units) on NASDAQ under the trading symbols "DBLEU" and "DBLEW", respectively.


     The Company has granted to the Underwriter an option, exercisable for 45 days from the date of this Prospectus, to purchase not more than 15% of the total number of Units initially offered, or up to 150,000 additional Units, at the price to the public less the Underwriting discount set forth on the cover page of this Prospectus. The Underwriter may exercise this option solely for the purpose of covering over-allotments, if any, incurred in the sale of Units being offered.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVESTMENT THEREIN INVOLVES A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================

                                         Underwriting
                                         Discount And          Proceeds To
                   Price To Public      Commissions (1)         Company (2)
-------------------------------------------------------------------------------


Per Unit (2)              $1.50                  $.15               $1.35


Total (3)            $1,500,000              $150,000          $1,350,000

===============================================================================

                          (See Notes on following page)

     The Units are being offered by the Company through the Underwriter on a firm commitment basis. The Offering is made by the Underwriter, subject to the Underwriter's right to reject any subscription, in whole or in part. It is expected that delivery of the certificates representing the Common Stock and the Warrants underlying the Units will be made against payment therefor at the offices of the Underwriter, 1600 Stout Street, Suite 920, Denver, Colorado 80202.

                  Rocky Mountain Securities & Investments, Inc.


                The date of this Prospectus is November ___, 1996

                                      Notes

(1) Does not reflect additional compensation to be received by the Underwriter in the form of (i) a non- accountable expense allowance equal to 3% of the gross proceeds of the Offering, of which $25,000 has been paid by the Company to date; and (ii) Underwriter's Warrants entitling the Underwriter to purchase 100,000 Units (one Unit for each ten Units sold other than pursuant to the over-allotment option described in Note 3 below) at a price equal to 100% of the per Unit price to the public, exercisable over a period of four years (the "Underwriter's Warrants") commencing one year after the date of this Prospectus (the "Effective Date"). The Units (the "Underwriter's Units") issuable upon the exercise of the Underwriter's Warrants are identical to the Units offered to the public pursuant to this Prospectus except that the Warrants included in the Underwriter's Units are not subject to redemption by the Company. See "DESCRIPTION OF SECURITIES--Warrants". The Company also has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "UNDERWRITING".


(2) After deducting discounts and commissions payable to the Underwriter, but before payment of the Underwriter's non-accountable expense allowance or the other expenses of the Offering, estimated at $140,000 ($.14 per Unit), payable by the Company. See "UNDERWRITING".

(3) The Company has granted the Underwriter a 45-day option to purchase up to 150,000 additional Units at the price to public, less the Underwriting Discount, to cover over-allotments, if any. If all of such Units are purchased by the Underwriter, the total Price To Public, Underwriting Discount And Commissions, and Proceeds To Company will be $1,725,000, $172,500, and $1,552,500, respectively. See "UNDERWRITING".


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Officers, directors and affiliates of the Company, and persons associated with them, may purchase Units in the Offering. If such purchases are made, they will be made solely with a view toward investment and not resale. It is not expected that purchases by officers, directors and their affiliates will exceed 5% of the Units offered.



                [Maps of Principal Areas Of Activity appear here]
            [Graph showing three-year production data appears here]


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act Of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act Of 1934, as amended (the
"Exchange Act"). All statements other than statements of historical fact included in this Prospectus, including without limitation the statements under "PROSPECTUS SUMMARY", "RISK FACTORS--Risks Related To The Business Of The Company--Oil And Gas Prices; Marketability Of Production" and "--Estimates Of Reserves And Future Net Revenues; No Review By Independent Engineer", "CAPITALIZATION", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Financial Condition, Liquidity And Capital Resources", "BUSINESS AND PROPERTIES--Business Strategy", "--Principal Areas Of Oil And Gas Activity", "--Zeolite Mining Activities", and "--Reserves", and Note 14 to the Financial Statements located elsewhere herein regarding the Company's financial position and liquidity, the amount of and its ability to make debt service payments, its strategies, financial instruments, and other matters, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus and in the documents incorporated by reference into this Prospectus. As used herein, the "Company" of "Double Eagle" means Double Eagle Petroleum And Mining Co. unless the context requires otherwise. Unless otherwise indicated, all references to annual or quarterly periods refer to the Company's fiscal year ending August 31.

                                   THE COMPANY

General


     Double Eagle was formed on January 13, 1972. The Company explores for, develops, produces and sells crude oil and natural gas. The Company concentrates its activities in areas in which it has accumulated detailed geologic knowledge and developed significant management experience. Current areas of exploration and development focus for the Company include the Moxa Arch in southwestern Wyoming, the Powder River Basin in northeastern Wyoming, the Washakie Basin in south central Wyoming, the Wind River Basin in central Wyoming, and the Christmas Meadows area in northeastern Utah. The Company owns interests in a total of 184 producing wells, with oil constituting approximately 55 percent and natural gas constituting approximately 45 percent of its current production (assuming 10 Mcf of gas production equals one barrel of oil production).


     The Company also has undeveloped acreage in other basins and is evaluating the possibility of additional activity in other areas. See "BUSINESS AND PROPERTIES--Principal Areas Of Oil And Gas Activity".

     In addition to its oil and gas activities, the Company owns placer mining claims which overlie deposits of clinoptilolite, which is one of 34 naturally occurring zeolites. The Company has leased these claims to a third party and will receive a royalty on any production from these properties. See "BUSINESS AND PROPERTIES--Zeolite Mining Activities".

Business Strategy

     The Company's strategy is to increase its cash flow and oil and gas reserves by developing and marketing oil and gas prospects. Upon marketing a prospect to another entity, the Company will attempt to receive a promoted or carried interest in the initial well for the prospect. The Company will then participate proportionately in the drilling of any development wells on the prospect. In prior years, the Company has undertaken to assemble a large acreage position and sell it to others while retaining a royalty position. By attempting to direct its focus to the generation of geologic prospects with a promoted interest at the exploratory phase and a participating interest at the development stage, the Company will be utilizing more resources for drilling rather than for lease acquisition. In this manner, the Company believes that in a shorter time period it will be exposed to a greater number of opportunities to increase reserves and cash flow.

     The Company intends to develop several prospects each year with a view to taking advantage of advances in seismic and drilling technologies. Of these prospects, between five and ten each year will be intended as unusually high potential, higher risk prospects. As indicated above, the Company intends to market its prospects on a basis that will allow the Company to receive a promoted or carried interest and thereby control its risk on the initial well on each of these prospects.


               SUMMARY CONSOLIDATED FINANCIAL AND OPERATIONS DATA

     The summary consolidated financial and operations data set forth below should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Prospectus.


                                                           Year Ended August 31,
                                       -----------------------------------------------------------
                                           1992          1993           1994               1995         1996
                                       -----------    ----------    ------------       -----------   -----------
Income Statement Data:
  Production revenues ..............   $   507,349    $   427,538    $   235,411       $   247,461   $   417,114

  Property sales and
    other revenues .................   $   202,247    $   228,439    $   263,946       $   686,025   $   232,537

  Depreciation,
   depletion and
   amortization ....................   $    95,915    $   102,572    $    72,108       $    78,586   $   106,900

  Income before
   income taxes and
   cumulative effect
    of accounting change ...........   $    43,238    $   (76,421)   $  (203,039)      $    18,404   $   (24,077)

  Net income .......................   $    36,752    $   (76,421)   $  (341,616)(1)   $    15,291   $   (21,143)

Net income per share(2) ............   $       .02    $      (.04)   $      (.15)(1)   $       .01   $      (.01)

Selected Operations
 Data (Unaudited):

Proved Developed
Reserves
    Oil (Bbls) .....................       133,488        118,715        104,612            95,383       188,580
    Gas (Mcf) ......................     1,755,392      1,703,588      1,844,343         1,935,164     2,082,591


Production
  Oil (Bbls) .......................        24,633         20,002         11,107             9,528        17,352
  Gas (Mcf) ........................        58,666         79,832         53,287            68,862       140,179


Reserves to Production Ratio
(years)
  Oil ..............................           5.4            5.9            9.4              10.0          10.9
  Gas ..............................          30.0           21.3           34.6              28.1          14.9


Average sales price
  Oil ($/Bbl) ......................   $     16.86    $     16.59    $     16.37       $     16.52      $  21.42
  Gas ($/Mcf) ......................   $      1.37    $      1.37    $      1.32       $      1.40      $   1.16

Reserve replacement
  costs ($/BOE) ....................            (3)   $     46.52    $      5.07       $     24.37      $   4.12

Net wells completed
  during the period ................           .26            .25             .5                .8          .154



                                     At August 31, 1995                        At August 31, 1996
                                    -------------------             ----------------------------------
                                                                      Actual            As Adjusted (4)
                                                                    -----------         --------------
Balance Sheet Data:

  Working capital............              $173,390                 $(263,679)              $   16,321

  Total assets...............            $2,235,220                 $2,540,918              $3,500,918

  Long-term debt.............                   -0-                        -0-                  -0-

  Stockholders' equity.......            $1,943,155                 $1,922,012              $3,132,012

--------------------

(1) Includes cumulative effect of change in method of accounting for income taxes. See Note 1 to the Financial Statements included in this Prospectus.


(2) The Company has not paid cash dividends with respect to its Common Stock in the past and has no plans to pay cash dividends in the future.


(3)  No reserves acquired.


(4) As adjusted to give effect to the estimated net proceeds of this offering to be received by the Company after deducting underwriting and estimated offering expenses, and assuming the sale by the Company of 1,000,000 Units, which does not include the Underwriter's over-allotment option to purchase up to 150,000 Units. See "USE OF PROCEEDS".


     The Company is incorporated under the laws of Wyoming. The Company's principal executive and administrative offices are located at 777 Overland Trail, Casper, Wyoming 82602, telephone number (307) 237-9330.

The Offering


Securities Offered       Units,  each  consisting  of one share of the Company's
                         $.10 par value common stock (the "Common Stock") and one redeemable Common Stock purchase warrant (the
                         "Warrant") to purchase one share of Common Stock for $3.00 per share during the five-year period beginning on the date of this Prospectus. See "DESCRIPTION OF
                         SECURITIES".


 Offering price:                $1.50 per Unit

 Common Stock outstanding(1):

   Prior to the Offering:       2,712,371

   After Offering(1):           3,712,371

 Warrants Outstanding:


   Prior to the Offering:      -0-


   After the Offering(2):      1,000,000

(1) Does not include (i) up to 1,000,000 shares of Common Stock issuable upon exercise of the Warrants offered in this Offering, (ii) up to 150,000 shares of Common Stock that may be included in Units issued pursuant to the Underwriter's over-allotment option and (iii) up to 100,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants. See "UNDERWRITING". Also does not include 170,000 an employee of the Company.


(2) Does not include (i) up to 150,000 Warrants that may be included in Units issued pursuant to the Underwriter's over-allotment option, and (ii) up to 100,000 Warrants issuable upon exercise of the Underwriter's Warrants.

Redemption Of The
  Warrants The Warrants are redeemable, at any time, by the Company at a price of $.02 per Warrants Warrant at any time prior to their exercise or expiration upon 30 days' prior written or published notice, provided however, that the closing bid quotation for the Common Stock for at least 20 of the 30 consecutive business days ending on the day of the Company's giving notice of redemption has been at least $4.00 per share and further provided that the exercise of the Warrants is subject to a current registration statement. The Warrants remain exercisable during the 30-day notice period. Any Warrantholder who does not exercise that holder's Warrants prior to their expiration or redemption, as the case may be, forfeits that holder's right to purchase the shares of Common Stock underlying the Warrants. The Warrants included in the Underwriter's Units issuable upon the exercise of the Underwriter's Warrants are not subject to the Company's redemption right. See "DESCRIPTION OF SECURITIES-Warrants-Redemption".

Use Of Proceeds          Assuming  Offering gross  proceeds of  $1,500,000,  net
                         proceeds  will be used  for the  Company's  oil and gas
                         activities and to increase working  capital.  Any funds
                         received   from  the  exercise  of  the   Underwriter's
                         over-allotment option also will be used for these purposes. See "USE OF PROCEEDS" and "BUSINESS AND
                         PROPERTIES".

Risk Factors             The securities  offered hereby involve a high degree of
                         risk. See "RISK FACTORS".


NASDAQ                   Common Stock:   "DBLE"
Symbols                  Warrants: "DBLEW"
                         Units: "DBLEU"




                     SUMMARY OIL AND GAS RESERVE INFORMATION


     The following table sets forth summary information with respect to the Company's estimates of its net proved developed oil and gas reserves and discounted present value of the estimated future net revenues from the production and sale of these reserves as of each of August 31, 1995 and August 31, 1996, respectively. For additional information relating to reserves, see
"BUSINESS AND PROPERTIES--Production", "--Reserves", Note 11, Oil and Gas Producing Activities, included after the Financial Statements of the Company included elsewhere in this Prospectus, and "RISK FACTORS--Estimates Of Reserves And Future Net Revenues".


                                                      Estimated Proved Reserves As Of
                            ---------------------------------------------------------------------------------------
                                       August 31, 1995(1)                            August 31, 1996 (1)
                            ---------------------------------------      ------------------------------------------

                            Developed     Undeveloped       Total        Developed     Undeveloped         Total
                            ---------     -----------       -----        ---------     -----------         -----

Crude Oil (Bbls).......        95,383             -0-         95,383        188,580            -0-         188,580

Natural Gas (Mcf)......     1,935,164             -0-      1,935,164      2,082,591            -0-       2,082,591



                                                           -4-

                                                                  Estimated Proved Reserves As Of
                            ---------------------------------------------------------------------------------------
                                       August 31, 1995(1)                            August 31, 1996
                            ---------------------------------------      ------------------------------------------

                            Developed     Undeveloped       Total        Developed     Undeveloped         Total
                            ---------     -----------       -----        ---------     -----------         -----


Present Value Of Estimated
Future Net Revenues Before
Income Taxes (In Thousands),
Discounted At 10%(2).......         -               -       $863,312            -               -        $2,449,299


------------------------

(1) The Company's annual reserve reports are prepared as of August 31, which is the last day of the Company's fiscal year.

(2) The present value of estimated future net revenues as of each date was calculated using oil and gas prices as of that date.

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT IN THE COMPANY, PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS AFFECTING THE BUSINESS OF THE COMPANY AND ITS SECURITIES, TOGETHER WITH OTHER INFORMATION IN THIS PROSPECTUS.

Risks Relating To The Business Of The Company.


     Past Operating Losses. The Company has reported net losses for three of its past five fiscal years. There is no assurance that the Company's operations will be profitable. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS AND PROPERTIES".

     Dependence On Key Personnel. The Company is highly dependent on the services of each of Dr. Richard B. Laudon, the Chairman Of The Board, and Stephen H. Hollis, the President of the Company. The loss of either Dr. Laudon or Mr. Hollis could have a material adverse effect on the Company. The Company does not carry "key man" life insurance policies on Dr. Laudon or Mr. Hollis. See "MANAGEMENT".

     Oil And Gas Prices; Marketability Of Production. The Company's revenues, profitability and liquidity are substantially dependent upon prevailing prices for oil and natural gas. Oil and gas prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. There can be no assurance that current price levels can be sustained. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil and/or natural gas would have a material adverse effect on the Company's financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond the control of the Company. Sales of oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. The marketability of the Company's gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its oil and natural gas. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and thus represent a significant risk. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".


     The Company uses the "successful efforts" method for capitalizing costs of completed oil and gas wells. Pursuant to the successful efforts method, only the costs attributable to successful exploratory wells and the costs of development wells within a producing field are reflected in property and equipment. Producing and non-producing properties are evaluated periodically and, if conditions warrant, an impairment allowance is provided. The impairment allowance is a one-time charge to earnings which does not impact cash flow from operating activities.

     The Company's revenues also depend on its level of success in acquiring or finding additional reserves. Except to the extent that the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. There can be no assurance that the Company's planned exploration and development projects will result in significant additional reserves or that the Company will have future success in drilling productive wells at low reserve replacement costs.

     Competition; General Risks Of Oil And Gas Operations. The Company competes in the areas of oil and gas exploration, production, development and transportation with other companies, many of which may have substantially larger financial and other resources. The nature of the oil and gas business also involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, and encountering formations with abnormal pressures, the occurrence of any of which could result in losses to the Company. The Company maintains insurance against some, but not all, of these risks in amounts that management believes to be reasonable in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on the Company's financial position.


     Government Regulation And Environmental Risks. The production and sale of oil and gas are subject to a variety of federal, state and local government regulations including regulation concerning the prevention of waste, the discharge of materials into the environment, the conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters including taxes. Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. During the past few years there has been a significant amount of discussion by legislators and the presidential administration concerning a variety of energy tax proposals. There can be no certainty that any such measure will be passed or what its effect will be on oil and natural gas prices if it is passed. In addition, many states have raised state taxes on energy sources and additional increases may occur, although there can be no certainty of the effect that increases in state energy taxes would have on oil and natural gas prices. Although the Company believes it is in substantial compliance with applicable environmental and other government laws and regulations, there can be no assurance that significant costs for compliance will not be incurred in the future.

     Equity Ownership By Directors And Officers. Prior to the sale of Common Stock pursuant to this Offering, the Company's current officers and directors as a group, together with their affiliates, owned approximately 41.4 percent of the outstanding Common Stock. Upon consummation of this offering, and assuming they do not purchase any shares in the offering and that the Underwriters do not exercise their over-allotment option, the current officers and directors as a group, together with their affiliates, will own approximately 30.7 percent of the outstanding Common Stock.

     Estimates Of Reserves And Future Net Revenues; No Review By Independent Engineer. This Prospectus contains estimates of the Company's reserves and of future net revenues which were prepared by the Company and have not been reviewed by an independent petroleum engineer. However, these estimates are not exact and are based on many variable and uncertain factors. Estimates of reserves and of future net revenues may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the estimated amounts. Estimates of reserves also are extremely sensitive to the market prices for oil and gas. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS AND PROPERTIES--Reserves".

     Limited Liquidity For Common Stock. The Company's Common Stock is traded on The Nasdaq SmallCap Market ("NASDAQ"). Average weekly trading volume for the Common Stock as reported by NASDAQ was approximately 6,000 shares for the one year period ended August 31, 1996. There can be no assurance that the average weekly trading volume will increase after the Offering.

Risks Concerning This Offering And The Securities Offered

     No Dividends. The Company has not paid cash dividends with respect to its Common Stock in the past and has no plans to pay cash dividends in the future.

     No Assurance Of Market For Units, Common Stock Or Warrants. There currently is a limited public market for the Common Stock and no public market for the Units or Warrants (the Common Stock, Units and Warrants are referred to collectively as the "Securities"). No assurance can be given that a market will develop for the Units or Warrants. If a trading market is maintained for the Common Stock and develops for the Units and Warrants, the prices may be highly volatile. The Underwriter is not obligated to make a market in any of the Securities upon completion of this Offering, and, even if it makes a market, there is no assurance that it will continue to do so in the future. In addition, if a market is maintained for the Common Stock and develops for the Units and Warrants, and the Securities are not traded on NASDAQ and are sold below certain prices, many brokerage firms may not effect transactions in the Securities, and sales of the Securities may be subject to Securities And Exchange Commission ("SEC") Rule 15g-9. See below, "-Possible Effects Of SEC And NASDAQ Rules On Market For Units, Common Stock And Warrants". Trading in the Securities, if any, will be limited to the NASDAQ or, if the Company does not continue to qualify for listing on the NASDAQ, the electronic bulletin board or the "pink sheets" used by members of the National Association Of Securities Dealers, Inc. ("NASD"). If a market does not develop for the Securities, it may be difficult or impossible for purchasers to resell the Securities. There is no assurance that any of the Securities can ever be sold at the offered price or at any price.

     Possible Effects Of SEC And NASDAQ Rules On Market For Units, Common Stock And Warrants. The Common Stock of the Company currently is listed on NASDAQ and the Company has applied for listing of the Units and Warrants on NASDAQ following the completion of this Offering. After the Units and Warrants initially have been listed for trading on NASDAQ, and with respect to the Common Stock that already is listed, in order to continue to be listed on NASDAQ, the Company must continue to have total assets of at least $2 million, capital and surplus of at least $1 million, and a price per share of at least $1. There is no assurance that the Company will be able to meet the continued requirements for NASDAQ.

     If (i) the Company's securities are no longer eligible for trading on NASDAQ, and (ii) those securities are traded for less than $5 per security, then unless the Company's net tangible assets exceed $2,000,000 or the Company has average revenue of at least $6,000,000 for the last three years, the respective security (a "Low-Priced Security") will be subject to SEC Rule 15g-9 concerning sales of low-priced securities or "penny stock" unless the security is otherwise exempt from Rule 15g-9. Pursuant to Rule 15g-9, prior to concluding a sale, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written representations and agreement concerning the transaction. In addition, Rule 15g-9 generally requires broker-dealers to provide customers for whom they are effecting transactions in a Low-Priced Security, before the transactions, with a standard risk disclosure document describing the customer's right to disclosures of the (i) current bid and ask quotations, if any, (ii) compensation of the broker-dealer and the salesperson in the transaction, and (iii) monthly account statements showing the market value of such stock held in the customer's account. If the Common Stock or Warrants individually trade for more than $5 per security, then these rules will not apply to transactions in the respective security trading for over $5. To the extent that the respective security becomes a Low-Priced Security, these rules will apply and may have a negative effect on the desire of brokers to sell the Company's Securities, may have a negative effect on the brokers' ability to do so, and also may have a negative effect on the ability of purchasers in this Offering to sell the Company's Securities in the secondary market.

     Arbitrary Determination Of Offering Price Of Units And Exercise Price Of Warrants. The price at which the Units are being offered to the public and the price at which the Warrants are exercisable for shares of Common Stock have been determined arbitrarily. The offering price and exercise price were arrived at after negotiations between the Company and the Underwriter and were based upon the Company's and the Underwriter's assessment of the market price for the Common Stock, the history and prospects of the Company, the background of the Company's management, and current conditions in the securities markets. See "UNDERWRITING".

     Registration Or Exemption Required To Exercise Warrants. Holders of Warrants have the right to exercise their Warrants to purchase Common Stock only if a registration statement relating to those shares is then in effect or an exemption from registration is available and only if those shares are qualified for sale, or are deemed to be exempt from qualification, under applicable securities laws of the state of residence of the holder of those shares. The Company intends to have a registration statement in effect at times that the Warrants are eligible for exercise, although there can be no assurance that the Company will be able to do so. However, the Company will not be required to honor the exercise of the Warrants if, in its opinion, the issuance of Common Stock would be unlawful because of the absence of an effective registration statement or for other reasons. If the Company were unable to cause a required registration statement to be effective during a period of time when holders wished to exercise, the market value of the Warrants could be adversely affected.

     Relationship Of Underwriter To Trading; Possible Limitations On Market Making Activities. The Underwriter may act in a brokerage capacity with respect to the purchase or sale of the Securities in the over-the-counter market where each will trade. The Underwriter also has the right to act as the Company's agent in connection with any future solicitation of holders of Warrants to exercise their Warrants. Unless granted an exemption by the SEC from Rule 10b-6 under the Exchange Act (the "Exchange Act"), the Underwriter and any other soliciting broker/dealer will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's Securities during the periods prescribed by exemption (xi) to Rule 10b-6 (nine business days) before the solicitation of the exercise of any Warrant until the later of the termination of such solicitation activity or the termination of any right the Underwriter may have to receive a fee for the solicitation of Warrants. As a result, the Underwriter and soliciting broker/dealer may be unable to continue to make a market for the Company's Securities during certain periods while the Warrants are exercisable. Such a limitation, while in effect, could impair the liquidity and market price of the Company's Securities. See "UNDERWRITING".

     No Assurance Of Market In The Company's Securities. There is no assurance that the Underwriter will participate as a market maker for the Securities should a market for the Units and Warrants develop in addition to the current, though limited, market for the Common Stock. Although it is not currently obligated to do so, if the Underwriter should choose to become a market maker for any of the Securities, the Underwriter would not be under any obligation to continue and it may cease being a market maker at any time.


                                   THE COMPANY

     The Company was organized as a Wyoming corporation in January 1972. The executive offices of the Company are located at 777 Overland Trail, Casper, Wyoming, and its telephone number at that address is (307) 237-9330.


                                 USE OF PROCEEDS


     The net proceeds to the Company from this Offering are estimated to be $1,350,000 ($1,552,500 if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and estimated offering expenses payable by the Company. The Company intends to use approximately $960,000 of the proceeds of this Offering, together with its operating cash flow, for its oil and gas activities during fiscal 1996 and 1997, which initially will focus on identifying prospect areas, acquiring oil and gas leases, marketing prospects to industry partners, and funding the Company's share of drilling and completion costs. See "BUSINESS--Plan Of Operation" and "--Principal Areas Of Oil And Gas Activity" for a description of the Company's oil and gas activities and planned expenditures. The Company also intends to utilize $250,000 of the net proceeds to repay the outstanding balance on its bank line of credit. This line of credit, which is authorized for a maximum of $350,000 of debt, accrues interest at one-half point over the prime rate of interest and is due and payable on December 1, 1997. In addition, subject to management's determination that there are appropriate opportunities, the Company's oil and gas activities may include one or more of the following in its principal areas of activity (not listed in order of priority): (i) additional development drilling, (ii) acquisition of undeveloped acreage, (iii) acquisition of producing properties, and (iv) exploratory drilling. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity And Capital Resources"; and "BUSINESS AND PROPERTIES--Principal Areas Of Oil And Gas Activity".

     The estimated amounts and uses set forth above indicate the Company's intentions for use of the net proceeds from the Offering. The Company may reallocate the proceeds or utilize the proceeds for other oil and gas opportunities the Company deems to be in its best interests, due to an unforeseen change in circumstances concerning matters such as the results of exploratory drilling and seismic analysis, changes in oil and/or gas prices and other economic conditions that affect whether a project is economical, availability of debt financing or the existence of a property acquisition or development opportunity.


     The net proceeds of this Offering will be placed temporarily in certificates of deposit, short-term obligations of the United States government, or other money-market instruments that are rated investment grade or its equivalent until used for the purposes described above.


                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of August 31, 1996, and as adjusted to reflect the issuance and sale of the 1,000,000 Units offered hereby.

                                                                            August 31, 1996
                                                                 --------------------------------------
                                                                  Actual (1)             As Adjusted (2)
                                                                 -----------             --------------



Long-term debt .........................................        $       -0-                  $     -0-

Stockholders' equity:

    Common stock, $.10 par value:  10,000,000 shares
     authorized, 2,712,371 outstanding (3,712,371,               $  271,237                  $  371,237
     as adjusted)(1)(2).................................

    Additional paid-in capital .........................         $  886,254                  $1,996,254

    Retained earnings ..................................         $  764,521                  $  764,521

                      Total stockholders' equity .......         $1,922,012                  $3,132,012

                      Total capitalization .............         $1,922,012                  $3,132,012

--------------------

(1) Does not include 170,000 shares issuable upon exercise of outstanding options.

(2) Assumes no exercise of the Warrants included in the Units or of the Underwriters' over-allotment option covering an additional 150,000 Units and proceeds net of underwriting discounts and estimated offering expenses. See "UNDERWRITING".


                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded in the over-the-counter market and listed on NASDAQ under the symbol "DBLE". The range of high and low bid prices for each quarterly period during the two most recent fiscal years ended August 31, 1995 and 1996, as reported by NASDAQ is as follows:


                                       High                   Low
                                      ------                 ------
Fiscal 1995

         First Quarter                 $.62                   $.50

         Second Quarter                 .75                    .62

         Third Quarter                  .75                    .50

         Fourth Quarter                1.37                    .50


Fiscal 1996

         First Quarter                 1.62                    .87

         Second Quarter                1.50                    .87

         Third Quarter                 1.75                   1.00

         Fourth Quarter                1.62                   1.12




     The quotations set forth above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions. On November 22, 1996 the closing high bid price for the Common Stock as reported by NASDAQ was $1.25 per share and the closing low asked price was $1.4375.


Number Of Shareholders Of Record


     On November 22, 1996, the number of shareholders of record was 2,045.


Transfer Agent

     The Transfer Agent for the Common Stock and Warrants is American Securities Transfer & Trust Co., Inc.


                                 DIVIDEND POLICY

     The Company has not paid any cash dividends since its inception. The Company anticipates that all earnings will be retained for the development of its business and that no cash dividends on its Common Stock will be paid in the foreseeable future.

                             SELECTED FINANCIAL DATA


     The selected financial data presented below for each of the years in the five-year period ended August 31, 1996 are derived from the financial statements of the Company, which financial statements have been audited by the Company's independent auditors. Production data for all periods are unaudited. This information should be read in conjunction with the Financial Statements and Notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Prospectus. The selected data provided below are not necessarily indicative of the future results of operations or financial performance of the Company.


                                                                 Years Ended August 31,
                                               -----------------------------------------------------------
                                                 1992        1993          1994        1995       1996
                                               --------    ---------    ---------    --------    ---------
Income Statement Data

 Revenues:

   Oil and gas production ...................  $ 507,349   $ 427,538    $ 235,411    $ 247,461   $ 417,114

   Sales of nonproducing properties .........    161,634      81,000       78,244      634,979     130,000

   Sale of wells ............................       --        13,750      136,495        --          --

   Interest income ..........................     10,635       1,966        6,621       18,122       4,474

   Other, primarily zeolite royalties .......     29,978      34,126       30,000       32,924      98,063

   Gain on sale of investments ..............       --        97,597       12,586         --          --
                                               ---------   ---------    ---------   ---------    ---------


         Total revenues .....................  $ 709,596   $ 655,977    $ 499,357    $ 933,486   $ 649,651


 Expenses:

   Production costs .........................  $  94,361   $ 107,038    $  51,600    $  45,009   $  79,532

   Production taxes .........................     60,871      51,569       18,667       29,679      41,750

   Cost of nonproducing properties sold .....     26,243      38,143       10,540      228,992      14,439

   Cost of wells sold .......................       --        17,125       69,736         --          --

   Exploration ..............................     88,950      84,988       69,341       91,705      84,685

   Write-offs and abandonments                    91,666     108,357      195,457      213,090      92,793

   Depreciation, depletion and
    amortization ............................     95,915     102,572       72,108       78,586     106,900

   Interest expense                                 --          --           --           --        10,594

   General and
    administrative ..........................    208,352     222,606      214,947      228,021     240,035
                                               ---------   ---------    ---------    ---------   ---------

         Total expenses .....................  $ 666,358   $ 732,398    $ 702,396    $ 915,082   $ 673,728

                                                              -12-


 Income (loss) before income taxes and
  cumulative effect of change
  in method of accounting ...................  $  43,238   $ (76,421)   $(203,039)   $  18,404   ($ 24,077)

 Provision for (benefit from)
  income taxes ..............................      6,486        --        (30,011)       3,113      (2,934)
                                               ---------   ---------    ---------    ---------    --------

 Income (loss) before cumulative
  effect of change in method of
  accounting ................................     36,752     (76,421)    (173,028)      15,291     (21,143)

 Cumulative effect of change in
  method of accounting for
  income taxes ..............................       --          --       (168,588)        --          --
                                               ---------   ---------    ---------    ---------   ----------

Net income (loss) ...........................  $  36,752   $ (76,421)   $(341,616)   $  15,291   $ (21,143)
                                               =========   =========    =========    =========   =========

Income (loss) per common and
common equivalent share:(1) .................. $     .02   $    (.04)   $    (.15)   $     .01   $    (.01)

   Before cumulative effect of
    accounting change ........................       .02        (.04)        (.08)         .01        (.01)

   Cumulative effect of accounting
    change ...................................       --         --           (.07)        --            --
                                               -----------  ---------   ---------    ---------    ---------

   After cumulative effect of accounting
    change ................................... $      .02   $   (.04)   $   (.15)    $    .01    $    (.01)

Common Stock and Common Stock
  equivalent shares outstanding ..............  2,032,109  2,047,073   2,317,166    2,450,590    2,712,371


                                                                         At August 31,
                                                -----------------------------------------------------------------------
                                                   1992          1993             1994           1995          1996
                                                -----------   -----------    -------------    -----------   -----------
Selected Balance Sheet Data

 Working capital .............................  $    72,334   $   144,499    $      60,494    $   173,390   $  (263,679)

 Total assets ................................  $ 2,265,005   $ 2,004,968    $   2,030,406    $ 2,235,220   $ 2,540,918

 Long-term debt ..............................  $     --      $    --        $      --        $     --      $    --

 Stockholders' equity ........................  $ 1,970,680   $ 1,928,229    $   1,796,613    $ 1,943,155   $ 1,922,012

----------
(1) The Company has not paid cash dividends with respect to its Common Stock in the past and has no plans to pay cash dividends in the future.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Liquidity And Capital Resources


     During the year ended August 31, 1996, the Company's operations resulted in negative working capital of ($264,000) compared with positive working capital of $173,000 at August 31, 1995. The $437,000 decrease was due to the Company's incurring a significant expense to fracture stimulate and recomplete three of its producing wells, and costs to acquire additional interests in certain prospects. One of the three recompletions, that of the Rabourn Well, resulted in substantially increased production from that well. These transactions were initially paid for with borrowed funds, and a majority of the debt was repaid in the two quarters ended May 31, 1996 and February 28, 1996, respectively. The funds were borrowed from a commercial bank pursuant to a demand loan that accrued interest at a rate per annum equal to one percentage point above the bank's prime rate.

     Management believes that the Company's liquidity is sufficient to meet future cash needs for operations; however, without obtaining additional capital from this Offering or from other sources (which other sources are currently unknown), the Company will not be able to pursue the same number of oil and gas projects on the same basis as it would like. The Company has budgeted approximately $800,000 to pursue oil and gas projects during fiscal 1997 assuming the completion of this Offering and approximately $310,000 if this Offering is not completed. See "USE OF PROCEEDS" and "BUSINESS--Principal Areas Of Oil And Gas Activity". It is not anticipated that the Company will undertake future material sales of oil and gas properties for the primary purpose of raising working capital. The proceeds from the Offering, together with the Company's operating cash flow, are expected to be sufficient for the Company's anticipated operations through fiscal 1997.

     Revenues from the sale of oil and gas increased significantly in fiscal 1996, and certain of these funds were reinvested in capitalized development activities. Although this reinvestment resulted in a short-term decrease in working capital, it is anticipated to result in increased future cash flows as shown in Note 11 to the financial statements. The Company is not the operator on the wells in which it holds interests; therefore, no inventories of oil and gas are reflected in its financial statements. Accounts receivable at year end were more than double the prior year, primarily due to increased production from the Rabourn Well. In addition, accounts receivable and accounts payable were both significant at year end due to the work being performed on the Graham Unit to which the Company bills joint interest parties for 25%.

     During the year ended August 31, 1996, the gas balancing agreement had no effect on operations or liquidity and capital resources. Because there has been no significant fluctuation in the units of gas and the price used to value the receivable, no adjustment has been made to the asset. In the near future, the Company intends to contact the operator and initiate a settlement for the imbalance.


     The Company's revenues and profitability are substantially dependent on the prevailing prices for oil and natural gas. The volatility of oil and gas prices, particularly in the western United States where the Company's properties are located, could have a material adverse effect on the Company's liquidity and operations. See "RISK FACTORS--Risks Relating To The Business Of The Company--Oil And Gas Prices; Marketability Of Production".

                              Results Of Operations


Year Ended August 31, 1996 Compared To Year Ended August 31, 1995

     The Company experienced a net loss for the year ended August 31, 1996 of $(21,143) compared to net income for the prior year of $15,291. The change is due mainly to the sale of several of the Company's nonproducing properties in the first quarter of fiscal 1995, yielding a profit of $363,600, compared to the sale of nonproducing properties in fiscal 1996 yielding a profit of $115,600. Without considering proceeds from sales of properties, the Company had a net loss from operations of $(139,638) for the year ended August 31, 1996 compared to a net loss of $(387,583) for the year ended August 31, 1995, primarily as a result of increased production and lower write-offs and abandonments.

     Revenue from oil and gas sales increased by approximately $169,600 in the year ended August 31, 1996 compared to the year ended August 31, 1995. This increase primarily can be attributed to a workover performed on the Company's Rabourn Well, which accounted for $118,000 of the increase, added production from the purchase of producing properties in the first quarter of the current year, which accounted for $43,000 of the increase, and the recompletion of the Britz Federal Well in a different zone, which accounted for $18,000 of the increase. Because there was no gas balancing agreement adjustment in 1996, revenues were not increased as they were by $19,000 in 1995.

     Production costs and taxes increased by approximately $46,600 due to the increase in oil and gas production and sales revenue.

     Exploration costs decreased by $7,000 during the year ended August 31, 1996 when compared to the year ended August 31, 1995. The decrease primarily is attributable to lower geological expenses.

     Overall costs and expenses decreased by approximately $241,300 during the year ended August 31, 1996 when compared to the prior year, due primarily to a decrease in the cost of properties sold and a decrease in write-offs and abandonments of $120,000, a decrease in dry hole costs of $28,000, and a decrease in exploration costs of $7,000 due to lower geological expenses.

     Interest income decreased by approximately $13,000 from 1995 to 1996 due to a decrease in funds being available for investments as they were used for property workovers as described above. The Company also incurred interest expense of $10,000 in 1996 in connection with its bank line of credit.

     Depreciation and depletion expense increased by approximately $28,000 during the year ended August 31, 1996 compared to the previous year. This increase can be attributed to increased production from properties acquired in 1995 and increased production and costs from recompletions and development activities in 1996 described above.

     Other income increased $65,000 in 1996 compared to 1995 primarily to charging a management fee of $37,000 to joint interest parties for the Company's operations on development of a major prospect. The Company also recognized $32,000 in revenue as a result of the determination that the Buck Creek Field sold in 1994 is settled with no further liability by the Company.

         General and administrative expenses were up slightly during fiscal 1996 as a result of additional travel costs by Company personnel for purposes associated with raising additional capital and monitoring workover and recompletion well projects and showing a developmental prospect to interested individuals.

Year Ended August 31, 1995 Compared To August 31, 1994.

     The Company experienced net income for the year ended August 31, 1995 of approximately $18,400 compared to a net loss of approximately $(203,000) for the year ended August 31, 1994. The change is due primarily to sales of nonproducing properties in 1995 that were substantially greater than sales in 1994. Without considering proceeds from sales of properties and producing wells, the Company had a net loss from operations of $(387,583) in the year ended August 31, 1995 compared to a net loss from operations of $(337,502) in 1994 primarily as a result of higher production, and correspondingly higher sales from production, and higher interest income in 1995.

     Revenues from sales of oil and gas were up slightly during the year ended August 31, 1995 as compared with the year ended August 31, 1994. The decrease in price per Mcf of gas was partly offset by an increase in the production of gas. Production of gas increased by 10,000 Mcf of gas and $16,000 as a result of the Company's acquisition of an additional working interest in producing properties in the Whiskey Butte Field during the year ended August 31, 1995 and by 7,650 Mcf of gas and $14,000 as a result of the acquisition of an overriding royalty interest in the Farson Road Unit near the end of the year ended August 31, 1994. Revenue from the sales of oil and gas decreased by $7,000 from the Graham Unit's having been shut in and $32,000 from the sale of the Buck Creek Field in 1994. The revenue from the Rabourn Well was stable as the $2.50 decrease in per barrel price was equally offset by an 825 barrel increase in production. Lastly, production from the Long Butte property decreased by 40% and the lower price from the 1-36 State Well resulted in $10,000 less revenue. Sales and production of oil decreased as a result of the Company selling its older producing properties in the Buck Creek Field in fiscal 1994.

     During the year ended August 31, 1995, the Company recognized $19,500 in oil and gas sales as a result of the gas balancing agreement on the Whiskey Butte Field.

     Sales and gains on sales of non-producing properties increased significantly when compared with the previous year. Gains on sales of nonproducing properties totaled $406,000 for fiscal 1995 compared to $67,700 for the previous year. The Company sold a block of Wyoming leases during the first quarter at a substantial gain.


     There were no sales of producing properties during the year ended August 31, 1995.


     Interest income increased approximately $11,500 in fiscal 1995 compared to fiscal 1994, due to increased interest rates and the Company's improved cash position as a result of the aforementioned nonproducing properties transaction.


     Total production costs decreased slightly during the year ended August 31, 1995 as a result of the sale of the properties in the Buck Creek Field in fiscal 1994. Production taxes increased by $11,000 as a result of the increased oil and gas revenue and additional taxes attributable to working interests during the current year.


     Exploration expenses increased by $22,000 in the year ended August 31, 1995. This is primarily attributable to the expiration of $129,000 of nonproducing leases in North Dakota. Dry hole costs of $55,000 incurred during fiscal 1995 were comparable to the $58,000 abandonment of a property in the prior year. Lease rental costs during the year ended August 31, 1995 increased by $13,000 as a result of higher rental requirements for some of the Company's newer properties. Also, geological expenses increased by $9,000 as the Company was aggressively evaluating the production capabilities of its properties.

     General and administrative expenses remained relatively stable during the two years.

     Depreciation and depletion increased by $6,500 during the year ended August 31, 1995 compared with the prior fiscal year, during the year ended August 31, 1994. This increase is a result of increased production and the acquisition of the additional working interest in the Whiskey Butte Field discussed earlier.

     The deferred income tax benefit of $30,000 of the previous year was replaced with a deferred tax expense of $3,000 during 1995 as a result of the adoption of SFAS No. 109 in the previous year.

     The above-mentioned events and factors led to the Company's net income of $15,000 during the year ended August 31, 1995 compared to a net loss of $340,000 in the prior year.


                             BUSINESS AND PROPERTIES

Overview


     The Company, which was formed on January 13, 1972, explores for, develops, produces and sells crude oil and natural gas. The Company concentrates its activities in areas in which it has accumulated detailed geologic knowledge and developed significant management experience. Current areas of exploration and development focus for the Company include the Moxa Arch in southwestern Wyoming, the Powder River Basin in northeastern Wyoming, the Washakie Basin in south central Wyoming, the Wind River Basin in central Wyoming, and the Christmas Meadows area in northeastern Utah. The Company owns interests in a total of 184 producing wells, with oil constituting approximately 55 percent and natural gas constituting approximately 45 percent of its current production (assuming 10 Mcf of gas production equals one barrel of oil production).


     The Company also has undeveloped acreage in other basins and is evaluating the possibility of additional activity in other areas. See "--Principal Areas Of Oil And Gas Activity".

Forward-Looking Statements

     The Company's intentions and expectations described in this Prospectus with respect to possible exploration and other testing activities concerning properties in which it holds interests may be deemed to be forward-looking statements. These statements are made based on management's current assessment of the exploratory merits of the particular property in light of the geological information available at the time and based on the Company's relative interest in the property and its estimate of its share of the exploration cost. Subsequently obtained information concerning the merits of any property as well as changes in estimated exploration costs and ownership interest may result in revisions to management's expectations and intentions and thus the Company may delete one or more of these intended exploration activities. Further, circumstances beyond the Company's control may cause such prospects to be eliminated from further consideration as exploration prospects. See above, "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS".

Business Strategy

     The Company's strategy is to increase its cash flow and oil and gas reserves by developing and marketing oil and gas prospects. Upon marketing a prospect to another entity, the Company will attempt to receive a promoted or carried interest in the initial well for the prospect. The Company will then participate proportionately in the drilling of any development wells on the prospect. In prior years, the Company has undertaken to assemble a large acreage position and sell it to others while retaining a royalty position. By attempting to direct its focus to generation of geologic prospects with a promoted interest at the exploratory phase and a participating interest at the development stage, the Company will be utilizing more resources for drilling rather than for lease acquisition. In this manner, the Company believes that in a shorter time period it will be exposed to a greater number of opportunities to increase reserves and cash flow.

     The Company intends to develop several prospects each year with a view to taking advantage of advances in seismic and drilling technologies. Of these prospects, between five and ten each year will be intended as unusually high potential, higher risk prospects. As indicated above, the Company intends to market its prospects on a basis that will allow the Company to receive a promoted or carried interest and thereby control its risk on the initial well on each of these prospects.


     The Company owns varying interests in its oil and gas prospects. These interests and prospects are described below under "--Principal Areas Of Oil And Gas Activity". These interests are owned directly by the Company and the remaining interests in these prospects are owned by various industry partners. The Company intends to develop its prospects utilizing the proceeds of this Offering as well as cash flow from operations and sales of a portion of the Company's interests to industry partners. See "USE OF PROCEEDS". The estimated amounts to be expended by the Company for its interests to bring prospect properties into revenue producing operation are set forth below. If the Offering is not completed or if the Company's available cash from operations or from sales of interests to industry partners are lower than anticipated, the Company's activities will decrease. The Company anticipates the decreased activities will include expending smaller amounts in the Company's principal areas of activity and attempting to sell a larger portion of the Company's interests in its prospects and retaining a royalty interest or a smaller working interest in those prospects than the Company believes it would be able to retain if the Company had more funds for developing these prospects and was not required to sell additional interests.


Principal Areas Of Oil And Gas Activity

Moxa Arch


     During the past two years, the Company has participated in the drilling and completion of 53 successful natural gas wells on the Moxa Arch in the Whiskey Buttes and South Swan Fields of the Green River Basin in southwestern Wyoming. The Company's working interests in these wells and other developed acreage on the Moxa Arch range from 0.3 percent to 3.5 percent and cover approximately 15,500 gross acres. Amoco Production Company, Marathon Oil Co., and Coastal Oil & Gas Corp. each owns working interests in excess of 10 percent in this acreage. The Company has a 100 percent working interest in an additional approximately 8,800 undeveloped acres on which there currently is no planned activity. Hollis Oil & Gas Co. owns a 3.5 percent working interest in 640 of the gross developed acres in which the Company has a 3.5 percent working interest. Stephen H. Hollis, the President and a Director of the Company, is a Vice President, Director and stockholder of Hollis Oil & Gas Co. and William N. Heiss, a Director of the Company, is the President, a Director and stockholder of Hollis Oil & Gas Co. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". In addition to the 53 wells drilled during the past two years, the Company has working interests in 47 producing gas wells and a three percent overriding royalty interest in another producing well on approximately 4,000 gross acres, all of which are located on the Moxa Arch. Through August 31, 1996, the Company had
expended approximately $372,000 on its Moxa Arch prospects, including approximately $330,000 for leasehold acquisition, rental payments and drilling costs on the 15,500 gross developed acres, and $42,050 for leasehold acquisition and rental payments on the 8,800 undeveloped acres. The Company intends to participate in the drilling of five to ten additional development wells in 1997 at an estimated average cost to the Company of approximately $7,500 per well. Production from the Company's wells on the Moxa Arch is from the Frontier at a depth of approximately 10,000 feet.

Powder River Basin


     Rabourn Well. The Rabourn Well, in which the Company has a 100 percent working interest, is located on a 400-acre lease in the Powder River Basin in Campbell County, Wyoming. The Company drilled this well in 1981 and it had been producing at a steady rate of 15 barrels of oil per day for a number of years prior to April 1996, when the Company fracture stimulated the well. This resulted in increased production which as of August 31, 1996 had sustained a rate of approximately 55 barrels of oil per day. The Rabourn well produces from the Muddy Sandstone formation at a depth of approximately 6,600 feet. The
Company has expended more than $452,000 to acquire and develop this prospect, including approximately $46,000 for lease acquisition and rental payments and $406,000 for drilling, completion, and recompletion costs, plus additional amounts for two unsuccessful wells that were attempted prior to 1985.

     Jepson Holler Draw Unit. Double Eagle owns a 0.058 percent working interest in the Jepson Holler Draw Unit, Johnson County, Wyoming. Ensign Oil & Gas Company is starting to waterflood the unit to improve oil recovery. In addition to Ensign, Basin Exploration, Inc. and EOS, Inc. each owns working interests in excess of 10 percent in this unit. Currently, there are 18 producing wells, 34 water injector wells and two water supply wells. Ensign plans to drill 26 additional development wells and seven water injector wells during 1997. The Company estimates its cost to participate in this project at approximately $7,700. The field produces oil from the Cretaceous Shannon Sandstone. Through August 31, 1996, the Company had expended approximately $5,500 to acquire and develop its interests in this prospect.


Washakie Basin


     James Creek Area. Each of the Company, Credo Petroleum Corp., Farleigh Oil Properties and R.K. O'Connell owns a 25 percent working interest in 10,383 gross acres in the James Creek area approximately 30 miles South of Rock Springs, Wyoming. In August 1995, the Company participated in a successful recompletion that resulted in a well producing 300 Mcf of gas per day from the Frontier formation at approximately 4,405 feet. An offset location targeting the Frontier formation at approximately 4,500 feet has been identified, and the Company and its partners intend to drill this well during the fall of 1997 at an estimated net cost to the Company of $83,000 to drill and complete. Through August 31, 1996, the Company had spent approximately $115,000 to acquire and develop its interests in this prospect.

     Red Creek. In November 1994, the Company sold a 100 percent working interest in approximately 10,650 acres in Sweetwater and Carbon Counties, Wyoming to Conoco, with the Company retaining a five percent overriding royalty interest. In 1995, Conoco drilled an 11,244 foot Mesaverde test, which initially flowed commercial quantities of natural gas. Conoco then fractured the well, and this resulted in decreasing the production significantly and adding water production in quantities substantial enough to render the well uneconomic. Conoco has announced its intention to undertake additional drilling of wells on this acreage during the remainder of 1996 and during 1997. The Company received an amount in excess of the Company's accumulated costs for the Red Creek property when the Company sold its working interest to Conoco. Because the Company holds an overriding royalty interest, the Company is not required to make any additional expenditures with respect to this prospect.

     Rock Island Unit. In February 1996, the Company sold a 100 percent working interest in a 688-acre lease in the Rock Island Unit located in the Washakie Basin to Yates Petroleum, with the Company retaining a five percent overriding royalty covering the interests sold to Yates. An exploratory unit has been formed among Yates, the Company and owners of other adjacent acreage. Yates has announced its intention to drill a 16,000 foot Frontier test on this acreage in late 1996. The Company received an amount in excess of the Company's accumulated costs for the Rock Island property when the Company sold its working interest to Yates. Because the Company holds an overriding royalty interest, the Company is not required to make any additional expenditures with respect to this prospect.

     Marianne Field. The Company purchased additional working interests in the five wells in which the Company previously had interests in the Marianne Field, Sweetwater County, Wyoming in August 1996. Current net production from the five wells is net 50 Mcf per day to the Company. A compressor unit will be added in the fall of 1996 to attempt to increase production. The Company's working interest varies from 2.9 percent to 15.8 percent in the five wells in which Credo Petroleum Corporation, Farleigh Oil Properties, and R.K. O'Connell have significant interests. The Company has spent approximately $21,250 to acquire and develop its interests in this prospect.

     State 1-36 Well. The Company owns a 75 percent working interest, and Hollis Oil & Gas a 25 percent, working interest in the State 1-36 Well located on a 640-acre lease in Sweetwater County, Wyoming. The Company has spent approximately $276,000 to acquire and develop its interest in this well.


Wind River Basin


     Madden Anticline. The Company owns interests in approximately 2,329 gross and 448 net acres on the Madden Anticline, Fremont County, Wyoming. These interests consist of working interests in 17 producing wells varying from .1 to seven percent, at depths ranging from approximately 16,000 feet to 18,000 feet. Other significant interest owners include W.A. Moncrief, Jr., BHP Petroleum, Inc. and Texaco, Inc. As of August 31, 1996, the Company's aggregate daily production from these wells was 300 Mcf. In general, the Madden Anticline produces over 100 million cubic feet of gas per day from seven formations in two fields, Long Butte Field and Madden Field, at depths which vary from 3,000 feet to 25,000 feet.

     In October 1996, the Company drilled a test on an undeveloped 480-acre lease in which the Company currently owns a 32.5 percent working interest on the Madden Anticline at an estimated net cost to the Company of $40,000. The Company initially planned to plug this well because it did not appear to be capable of commercial production. However, the Company is reevaluating its plans as a result of a build up of gas pressure during the commencement of plugging and because there are existing gas wells producing on both sides of this lease. Hollis Oil & Gas Co. owns a 15 percent, Prima Oil & Gas Co. owns a 35 percent, and Lockridge Operating Co. owns a 17.5 percent working interest in this lease. In addition, Hollis Oil & Gas Co. owns a 25 percent working interest in 402.9 gross acres in the Long Butte Field in which the Company holds a 50 percent working interest.

     There currently is significant drilling activity on Madden Anticline and the Company plans to be involved in up to two development wells in this area through fiscal 1997 at a cost to the Company of approximately $79,600 per well.

     The Company has expended approximately $271,000 to date to acquire and develop its interests in the Madden Anticline area.

     South Sand Draw. The Company has a 100 percent working interest in 735 acres in the South Sand Draw area of Fremont County, Wyoming. The Company believes that because of the stratigraphically and structurally complex nature of this prospect, 3-D seismic should be undertaken prior to designating drilling locations and target zones. In July 1996, the Company spent $110 an acre to acquire leases covering approximately 69 net acres based on its preliminary analysis of this prospect, resulting in aggregate expenditures of $15,000 on this prospect. Adjacent acreage owned by other entities includes existing oil production from the Phosphoria and Tensleep formations and existing gas production from the Frontier formation. The Company is seeking partners for the 3-D seismic work, exploration and development of its South Sand Draw acreage in an attempt to commence its initial test well during 1997. The Company intends to attempt to retain a carried interest, for which no expenditures would be required, in this acreage.

     Graham No. 2 Well. The Company owns a 75 percent working interest in the Graham No. 2 Well, which is located on a 363-acre lease in Natrona County, Wyoming. The remaining 25 percent working interest is owned by J.N. Incorporated. The Company originally drilled this well in 1981. The initial zones were depleted and the well was shut-in in 1992 after paying out in excess of its costs of approximately $441,000. The Company has identified seven prospective zones, and if it is able to obtain an additional partner, will attempt to recomplete this well to a new zone in the same formation. By obtaining an additional partner, the Company believes that it can undertake the recompletion without additional out-of-pocket cost to the Company, although the Company's interest in the well would be reduced.

     Cooper Reservoir. The Company owns a 20 percent working interest in 840 gross acres in Cooper Reservoir Field in Natrona County, Wyoming. Hollis Oil & Gas Co. owns a five percent working interest in this acreage. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". The remaining 75 percent of working interests are owned by Prima Oil & Gas Co., Lockridge Operating Co., and Alpha Development. Intoil, Inc. has staked a location to drill a well offsetting the Company's acreage; however there is no assurance that the well will be drilled. To date, the Company has expended approximately $2,600 on this prospect, primarily for lease acquisition and rental payment costs. The Company is marketing this prospect to prospective partners and, based on discussions with the owners of the remaining interests, anticipates that its initial test well will be drilled during the summer of 1997 to the Fort Union formation at approximately 4,500 feet. The net cost to the Company for this well is estimated to be approximately $80,000.

     Waltman Field. The Company owns a 20 percent working interest, and Hollis Oil & Gas a five percent working interest, in 1,120 gross acres in the Waltman Field immediately north of the Cooper Reservoir Field. A well drilled on this acreage in 1995 was a dry hole. Through August 31, 1996, the Company had expended approximately $59,000 for its interest in this acreage and the well.


Utah


     Christmas Meadows. The Company owns a 100 percent working interest in 1,363 acres that are included in a pool of approximately 23,000 acres in the Table Top Unit, Summit County, Utah. The Company's working interest in the pooled acreage is approximately 5.8 percent. Through various farm out arrangements with the holders of other pooled acreage, the Company has the right to earn a 25 percent working interest in all the pooled acreage by drilling a test well on the pooled acreage. Holders of 10 percent or greater working interests in the pooled acreage consist of Prima Oil & Gas Co. and Lockridge Operating Co. Seismic work has been undertaken and drilling permits received for an initial test well. However, approximately 400 acres that are adjacent to the drillsite for the initial test well have not been made available for leasing by the federal government. The Company and its industry partners believe that it would be imprudent to drill the test well until the adjacent lands are leased. Because the adjacent federal lands have not been made available for leasing, the Company and its industry partners requested that the lease period on their current federal leases be suspended so that they would not expire prior to the federal government's making the adjacent unleased lands available for leasing. This request was denied by the Bureau Of Land Management, and the Company and its industry partners currently are in the process of appealing this decision. Because of these complications, drilling of the test well has been delayed until at least the summer of 1997. In the event that the Company and its industry partners are not successful in their appeal of the suspension of the leases, the leases will expire according to their terms. The leases directly controlled by the Company within the Table Top Unit will expire in approximately four years, while the leases held by certain of the Company's industry partners will expire prior to the summer of 1997. As a result of the unsettled nature of these issues, there can be no assurance that the Company will be able to market and drill this prospect in the near future. The Company estimates that its net cost to participate in the test well will be approximately $325,000, although the Company is attempting to bring in an additional partner to reduce the Company's working interest and share of costs. Through August 31, 1996, the Company had expended approximately $323,000 with respect to its Christmas Meadows interests, including costs for lease acquisitions, rental payments, and road construction, and has received approximately $236,000 from sales of interests in this prospect.

Zeolite Mining Activities


     The Company has owned since 1972 placer mining claims covering 320 acres of land in Lander County, Nevada and 640 acres of land in Owyhee County, Idaho, which, because of natural outcrops and because of other sampling and analysis, are believed to overlie significant deposits of clinoptilolite, which is one of 34 naturally occurring zeolites. Although the existence of these deposits has been indicated for some time, no commercially significant mining operations have been conducted on the Company's property because significant markets for zeolites have not yet developed. Zeolites currently are utilized commercially for small consumption items such as cat litter, deodorant and aquarium filler material, but the amount of consumption from these markets has not justified large scale production to date. Continuing efforts are being made by other entities to develop more extensive markets for the use of zeolites, particularly with respect to agricultural uses, such as feed supplement, soil amendment, agriculture deodorant and pesticide carriers. For accounting purposes, these properties are carried at a total of $385 on the Company's financial statements.


     In September 1996, the Company entered into a mining lease pursuant to which Mr. Hayden Rader leased the Company's zeolite placer mining claims. This mining lease and a previous agreement with the lessee provide for the lessee to pay a production royalty of $8 per ton for each ton of minerals mined and removed from the properties subject to the lease. (The Company will receive $7 of this $8 per ton royalty, and a third party will receive $1 of this amount.) The lease may be terminated by the lessee with respect to all or a portion of the properties at any time without any further obligation. During the term of the lease, the lessee will undertake any assessment work and pay any maintenance fees necessary to maintain the claims in good standing. The lessee paid to the Company $10,000 as an option fee and an additional $15,000 as the option exercise price upon entering into the mining lease. To the extent that the lease is still in effect, the lessee shall be required to pay a lease bonus of $50,000 in September 1997 and annual advance royalties of $100,000 beginning in September 1998. These advance royalties will be credited against the amount of the royalty otherwise payable in the case of any production.

     The lessee currently is attempting to develop markets for sale of zeolite from these properties. There is no assurance that any such markets can be developed or that any such sales will occur.

Production

     The table below sets forth oil and gas production from the Company's net interests in producing properties for each of its last three fiscal years.

                                              Oil And Gas Production
                                    -----------------------------------------
                                                    Year Ended
                                                    August 31,
                                    -----------------------------------------
                                      1994            1995            1996
                                    --------        --------        ---------

Quantities
  Oil (Bbls)...................      11,107           9,528           17,352
  Gas (Mcf)....................      53,287          68,862          140,179



Average Sales Price
  Oil ($/Bbls).................      $16.37          $16.52           $21.42
  Gas ($/Mcf)..................       $1.32           $1.40           $ 1.16


Average Production Cost
 ($/BOE).......................       $3.14           $2.74           $ 2.98



     The Company's oil and gas production is sold on the spot market and the Company does not have any production that is subject to firm commitment contracts. During the year ended August 31, 1996, purchases by each of two customers represented more than 10 percent of total Company revenues. The Company believes that it would be able to locate alternate customers in the event of the loss of one or both of these customers.


Productive Wells

     The  following  table  categorizes  certain   information   concerning  the
productive wells in which the Company owned an interest as of August 31, 1996.

                                                           Productive Wells
                                        -------------------------------------------------------
                                                Oil                               Gas
                                        ---------------------            ----------------------
                                        Gross            Net             Gross             Net
                                        -----           -----            -----            -----
Wyoming                                   --              --            102.00            0.45
  Moxa Arch.......................

  Powder River Basin..............      26.00            1.03              --             ---

  Washakie Basin..................        --              --             24.00            1.36

  Wind River Basin................        --              --             15.00            1.03

Other Productive Wells............      17.00            0.73              --             ---

         Total                          43.00            1.76           141.00            2.84


Drilling, Acquisitions And Reserve Replacement Costs

     During the three years ended August 31, 1996, the Company added proved reserves from acquisitions, extensions, discoveries and reserve revisions of approximately 197,358 BOE. Capital expenditures during this period were approximately $994,945, resulting in an average annual reserve replacement cost of approximately $5.04 per BOE over that three year period.

     The Company drilled or participated in the drilling of wells as set forth in the following table for the periods indicated. In certain of the wells in which the Company participates, the Company has an overriding royalty interest and no working interest.

                                                       Wells Drilled
                           ---------------------------------------------------------------------------
                                                    Year Ended August 31,
                           ---------------------------------------------------------------------------
                                   1994                      1995                        1996
                           -------------------        ------------------          --------------------

                            Gross          Net         Gross        Net           Gross          Net
Exploratory
  Oil................          0             0           0           0               0              0
  Gas................          0             0           0           0               0              0
  Dry Holes..........          0             0           3          .3               1           .125
                               -             -           -          --               -           ----
          Subtotal...          0             0           3          .3               1           .125
                               -             -           -          --               -           ----

Development
  Oil................          0             0           0           0               0              0
  Gas................         28            .5          12          .3               7           .029
  Dry Holes..........          0             0           2          .2               0              0
                               -             -           -          --               -              -
          Subtotal...         28            .5          14          .5               7           .029
                              --            --          --          --               -           ----

              Totals:         28            .5          17          .8               8           .154
                              ==            ==          ==          ==               =           ====

     All the Company's drilling activities are conducted on a contract basis with independent drilling contractors.


Reserves


     The following reserve related information for the years ended August 31, 1994, 1995, and 1996 is based on estimates prepared by the Company. The Company's reserve estimates are developed using geological and engineering data and interests and burdens information developed by the Company. Reserve estimates are inherently imprecise and are continually subject to revisions based on production history, results of additional exploration and development, prices of oil and gas, and other factors. See "RISK FACTORS--Estimates Of Reserves And Future Net Revenues; No Review By Independent Engineer". The notes following the table should be read in connection with the reserve estimates.


                                                                     Estimated Proved Reserves (1)(2)
                                                             -----------------------------------------------
                                                                               At August 31,
                                                             -----------------------------------------------
                                                                1994                1995              1996
                                                             ----------          ---------         ---------

Proved Developed Oil Reserves (Bbls).......................     104,612             95,383           188,580

Proved Undeveloped Oil Reserves (Bbls).....................         ---                ---               ---

     Total Proved Oil Reserves (Bbls)......................     104,612             95,383           188,580

Proved Developed Gas Reserves (Mcf)........................   1,844,343          1,935,164         2,082,591

Proved Undeveloped Gas Reserves (Mcf)......................         ---                ---               ---

     Total Proved Gas Reserves (Mcf).......................   1,844,343          1,935,164         2,082,591

Total Proved Crude Oil Equivalents (BOE)...................     289,046            288,899           396,839

Present Value Of Estimated Future Net Revenues before
income taxes (in thousands), discounted
 at 10%....................................................  $1,243,115           $863,312        $2,449,299

--------------------

(1) The Company's annual reserve reports are prepared as of August 31, which is the last day of the Company's fiscal year.

(2) The present value of estimated future net revenues as of each date shown was calculated using oil and gas prices as of that date.

     Reference should be made to Note 11, Oil And Gas Producing Activities, on page F-11 following the Financial Statements included in this Prospectus for additional information pertaining to the Company's proved oil and gas reserves as of the end of each of the last three fiscal years.

Acreage

     The following tables set forth the gross and net acres of developed and undeveloped oil and gas leases in which the Company had working interests and royalty interests as of August 31, 1996. The category of "Undeveloped Acreage" in the tables includes leasehold interests that already may have been classified as containing proved undeveloped reserves.

                                                             WORKING INTERESTS

                                                    Developed                Undeveloped
                                                    Acreage (1)              Acreage (2)                   Total
                                              ---------------------      -------------------       --------------------
State Of Location (Area)                        Gross          Net        Gross         Net         Gross          Net
                                              ---------      ------      -------       -----        ------        -----
Wyoming:

  Moxa Arch...........................         15,520           63         8,807        8,807        24,327        8,870

  Powder River Basin..................         15,020          408         6,524        2,796        21,544        3,204

  Washakie Basin......................          2,400          617        47,168       28,772        49,568       29,389

  Wind River Basin....................         14,499          525         6,676        5,956        21,175        6,481

Utah:

  Christmas Meadows...................              0            0        23,577        1,363        23,577        1,363

Other.................................            666           17        13,951       12,337        14,617       12,354

    Total.............................         48,105        1,630       106,703       60,031       154,808       61,661

                                                 ROYALTY INTERESTS

                                                     Developed                  Undeveloped
                                                    Acreage (1)                 Acreage (2)                 Total
                                              ---------------------       --------------------       -------------------
State Of Location (Area)                        Gross          Net         Gross          Net         Gross         Net
                                              ---------      ------       -------       ------       -------       -----
Wyoming:

  Moxa Arch.............................        1,320           20         2,830          103         4,150          123

  Powder River Basin....................        1,480            3         2,360          102         3,840          105

  Washakie Basin........................        1,973            5        13,903          562        15,876          567

  Wind River Basin......................        8,960          280             0            0         8,960          280

Other...................................        1,826           86         5,880          272         7,706          358

     Total..............................       15,559          394        24,973        1,039        40,532        1,433


(1) Developed acreage is acreage assigned to producing wells for the spacing unit of the producing formation. Developed acreage in certain of the Company's properties that include multiple formations with different well spacing requirements may be considered undeveloped for certain formations, but have only been included as developed acreage in the presentation above.

(2) Undeveloped acreage is lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Substantially all of the leases summarized in the preceding table will expire at the end of their respective primary terms unless the existing leases are renewed or production has been obtained from the acreage subject to the lease prior to that date, in which event the lease will remain in effect until the cessation of production. The following table sets forth the gross and net acres subject to leases summarized in the preceding table that will expire during the periods indicated:

                                                          Acres Expiring
                                                      -----------------------
                                                      Gross              Net
                                                      ------           ------
         Twelve Months Ending:

         December 31, 1996.....................        1,933            1,683

         December 31, 1997.....................        4,061            2,465

         December 31, 1998.....................        2,875            1,915

         December 31, 1999 and later...........       60,406           44,416

                                   MANAGEMENT

Directors And Executive Officers

     The directors and executive officers of the Company are as follows:

Name                           Age          Positions
----                           ---          ---------


Richard B. Laudon               62          Chairman Of The Board; Treasurer;
                                            and Director


Stephen H. Hollis               46          President; and Director

Carol A. Osborne                44          Secretary

Tom R. Creager                  37          Director

John R. Kerns                   65          Director

William N. Heiss                44          Director



     Dr. Richard B. Laudon has served as the Chairman Of The Board and Treasurer of the Company since January 1972. In addition Dr. Laudon has served as a Vice-President of the Company since January 1996. From 1972 until January 1994, Dr. Laudon served as the President of the Company. Dr. Laudon held various geological positions with Esso Corporation from 1959 to 1969. He was employed as a senior geologist for an affiliate of United Nuclear Corporation from 1969 to 1970, and was an independent consulting geologist until 1972. Dr. Laudon was the President of the Rocky Mountain Section of American Association of Petroleum Geologists in 1986. Dr. Laudon received a Bachelor of Science Degree in Geology from the University of Tulsa in 1956, a Master of Science Degree in Geology from the University of Wisconsin in 1957, and a Doctorate of Philosophy in Geology from the University of Wisconsin in 1959.

     Stephen H. Hollis has served as the President of the Company since January 1994 and previously served as a Vice-President of the Company from December 1989 through January 1994. Mr. Hollis has served as a Director of the Company since December 1989. Mr. Hollis has served as the Vice-President of Hollis Oil & Gas Co., a small oil and gas company, since January 1994 and served as the President of Hollis Oil & Gas Co. from June 1986 through January 1994. Mr. Hollis was a geologist for an affiliate of United Nuclear Corporation from 1974 to 1977 and a consulting geologist from 1977 to 1979. In 1979, Mr. Hollis joined Marathon Oil Company and held various positions until 1986, when he founded Hollis Oil & Gas Co. Mr. Hollis is a past President of the Wyoming Geological Association. Mr. Hollis received a B.A. Degree in Geology from the University of Pennsylvania in 1972 and a Masters Degree in Geology from Bryn Mawr College in 1974.

     John R. Kerns has served as a Director of the Company since January 1972. From January 1972 until January 1980, Mr. Kerns served as Secretary of the Company. Mr. Kerns was a geologist for Tenneco Oil Company from 1960 to 1968 and has been an independent consulting geologist since that time. He is a past President of the Wyoming Geological Association and a past President of the Rocky Mountain Section of the American Association of Petroleum Geologists. Mr. Kerns received a B.A. Degree in Geology from Oregon University in 1952 and a Masters Degree in Geology from the University of Arizona in 1958.

     William N. Heiss has served as a Director of the Company since January 1996. Mr. Heiss owned a mineral brokerage business until 1981, when he went into private law practice, emphasizing mineral and real property law. Mr. Heiss has served as a Director and the Secretary of Hollis Oil & Gas Co. since 1987 and as President since January 1994. He is a member of the Rocky Mountain Mineral Law Foundation, and the Natrona County and Wyoming Bar Associations. Mr. Heiss received a B.A. Degree in mathematics from Indiana University in 1970 and a J.D. degree from the University of Wyoming in 1978.

     Tom R. Creager has served as a Director of the Company since January 1996. Since October 1991, Mr. Creager has been President and Senior Portfolio Manager with Pinnacle West Asset Management, Inc., a firm engaged in investment management and research and as a consultant to CPA Consulting Group, P.C. working in the areas of taxation, business and financial consulting. From 1985 to 1991, he worked in public accounting primarily in income tax areas. Mr. Creager has served as a Director of Hollis Oil & Gas Co. since July 1989. From 1983 until 1985, Mr. Creager was employed by an oil and gas contractor and supply company as corporate controller. Mr. Creager received a B.A. Degree in Accounting from the University of Wyoming in 1983.

     Carol A. Osborne has served as the Secretary of the Company since January 1996 and previously served as the Assistant Secretary of the Company from December 1989 until January 1996. In addition, Ms. Osborne has served as the Company's Office Manager since 1981.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth in summary form the compensation received during each of the Company's last three completed fiscal years by each of the Company's President and Chairman Of The Board. No employee of the Company received total salary and bonus exceeding $100,000 during any of the last three fiscal years.

                                 Annual Compensation

                                                                       Long-Term              Other Annual
Name and                 Fiscal Year      Salary          Bonus        Compensation-          Compen-
Principal Position       Ended            ($)(1)          ($)          Options (#)            sation ($)
-----------------------  ---------------  --------------  -----------  --------------         ----------
Stephen H. Hollis,       1996             $53,700         -0-          50,000                 -0-
President
                         1995             $53,700         -0-          70,000                 -0-

                         1994             $53,700         -0-          50,000                 -0-

Richard B. Laudon,       1996             $53,700         -0-          -0-                    -0-
Chairman Of The
Board                    1995             $53,700         -0-          -0-                    -0-

                         1994             $53,700         -0-          -0-                    -0-


------------------

(1)  The dollar value of base salary (cash and non-cash) received.

Option Grants Table

     The following table sets forth information concerning individual grants of stock options made during the fiscal year ended August 31, 1996 to the Company's President and Chairman Of The Board. See "--Stock Option Plans".


                                Option Grants For Fiscal Year Ended August 31, 1996

                                                       % of Total
                                                       Options Granted
                                 Options               to Employees in        Exercise or Base        Expiration
Name                             Granted (#)           Fiscal Year            Price ($/Sh)            Date
----------------------------     -----------           -----------------      ------------------      ----
Stephen H. Hollis,               50,000                100                    1.18                    1/22/99
  President
Richard B. Laudon,               -0-                   -0-                    N/A                     N/A
  Chairman Of The Board



Aggregated Option Exercises And Fiscal Year-End Option Value Table.

     The following table sets forth information concerning each exercise of stock options during the fiscal year ended August 31, 1996 by the Company's
President and Chairman Of The Board, and the fiscal year-end value of unexercised options held by the President and Chairman Of The Board.


                                            Aggregated Option Exercises
                                       For Fiscal Year Ended August 31, 1996
                                            And Year-End Option Values

                                                                                                      Value of
                                                                                                      Unexercised
                                                                              Number of               In-The-Money
                                                                              Unexercised             Options at
                                                                              Options at Fiscal       Fiscal Year-End
                                                                              Year-End (#)(3)         ($)(4)
                                 Shares
                                 Acquired on           Value                  Exercisable/            Exercisable/
Name                             Exercise (#) (1)      Realized ($)(2)        Unexercisable           Unexercisable
-------------------------------  --------------------  ---------------------  ----------------------  -------------
Stephen H. Hollis,                        0                      0               170,000/0             $38,750/$0
 President
Richard B. Laudon,                        0                      0                     0/0                  $0/$0
 Chairman Of The Board

--------------------

(1) The number of shares received upon exercise of options during the fiscal year ended August 31, 1996.

(2) With respect to options exercised during the Company's fiscal year ended August 31, 1996, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3)  The  total  number  of  unexercised  options  held as of  August  31,  1996 separated between those options that were exercisable and those options that were not exercisable.

(4) For all unexercised options held as of August 31, 1996, the aggregate dollar value of the excess of the market value of the stock underlying those options over the exercise price of those exercised options, based on the bid price of the Company's Common Stock on August 31, 1996. The closing bid price for the Company's Common Stock on August 31, 1996 was $1.125 per share.

Stock Option Plans


     The 1993 Stock Option Plan. In November 1992, the Board Of Directors of the Company approved the Company's Stock Option Plan (1993) (the "1993 Plan"), which subsequently was approved by the Company's stockholders. Pursuant to the 1993 Plan, the Company may grant options to purchase an aggregate of 200,000 shares of the Company's common stock to key employees of the Company, including officers and directors who are salaried employees who have contributed in the past or who may be expected to contribute materially in the future to the successful performance of the Company. The options granted pursuant to the 1993 Plan are intended to be incentive options qualifying for beneficial tax treatment for the recipient. The 1993 Plan is administered by an option committee that determines the terms of the options subject to the requirements of the 1993 Plan. At August 31, 1996, options to purchase 200,000 shares were outstanding under the 1993 Plan. In September 1996, options to purchase 30,000 shares held by Carol A. Osborne were repurchased by the Company for an aggregate of $13,200. As a result, options to purchase an additional 30,000 shares could be granted under the 1993 Plan.


     The 1996 Stock Option Plan. In May 1996, the Board of Directors of the Company approved the Company's 1996 Stock Option Plan (the "1996 Plan"), which subsequently was approved by the Company's stockholders. Pursuant to the 1996 Plan, the Company may grant options to purchase an aggregate of 200,000 shares of the Company's common stock to key employees, directors, and other persons who have or are contributing to the success of the Company. The options granted pursuant to the 1996 Plan may be either incentive options qualifying for beneficial tax treatment for the recipient or non-qualified options. The 1996 Plan is administered by an option committee that determines the terms of the options subject to the requirements of the 1996 Plan. At August 31, 1996, no options were outstanding under the 1996 Plan and options to purchase 200,000 could be granted under the 1993 Plan.

Compensation Of Outside Directors

     Directors of the Company who are not also employees of the Company ("Outside Directors") are paid $400 for each meeting of the Board Of Directors that they attend. Directors also are reimbursed for expenses incurred in attending meetings and for other expenses incurred on behalf of the Company.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     During the year ended August 31, 1995, the Company acquired certain proved oil and gas leases and overriding royalties from Hollis Oil & Gas Co. In addition to $71,300 cash, the Company issued 350,000 shares of restricted Common Stock with a market value of $131,250, for a total purchase price of $202,550. Mr. Stephen H. Hollis, the President and a Director of the Company, is a Vice-President, Director and a stockholder of Hollis Oil & Gas Co. Mr. William
N. Heiss, currently a Director of the Company, is the President, a Director, and a stockholder of Hollis Oil & Gas Co. Mr. Heiss was not a Director of the Company at the time of this transaction. The purchase price was determined by negotiations between the Company and Hollis Oil & Gas Co. and approved by the Company's Board Of Directors with Mr. Hollis abstaining. The Company did not obtain an independent appraisal of the interest purchased from Hollis Oil & Gas Co., however, it is the Company's position that this transaction was on as favorable terms as could have been obtained from an independent third party.

     The Company and certain directors, officers and stockholders of the Company are joint holders in proved and unproved oil and gas properties. During the normal course of business, the Company pays or receives monies and in turn bills or pays the interest holders for their respective shares. These transactions are immaterial in amount when compared to the Company's total receipts and expenditures. They are accounted for as part of the normal joint interest billing function. See also, "BUSINESS--Principal Areas Of Oil And Gas Activity-- Moxa Arch", "--Washakie Basin--State 1-36 Well", "--Wind River Basin--Madden Anticline", and "--Wind River Basin--Waltman Field".


     During the year ended August 31, 1994, the Company completed a private placement offering of 300,000 shares of its previously unissued common stock at $.70 per share to provide funding for the Company. The stock was offered in 10,000 share blocks to holders-of-record owning 10,000 shares or more. Of the 300,000 shares sold, 255,715 shares were purchased by Dr. Richard Laudon, the Chairman Of The Board Of Directors of the Company.


                             PRINCIPAL STOCKHOLDERS

     The following table summarizes certain information as of August 31, 1996 and as anticipated immediately following this Offering with respect to the beneficial ownership of the Company's common stock (i) by the Company's directors, (ii) by stockholders known by the Company to own 5% or more of the Company's common stock, and (iii) by all officers and directors as a group. The following table assumes that the persons named do not purchase additional shares in the Offering although this may occur.



                                         As Of August 31, 1996                          After Offering
                                    ---------------------------------           ------------------------------
                                                        Percentage Of                              Percentage
                                                            Class                                   Of Class
Name And Address Of                  Number Of          Beneficially            Number Of         Beneficially
Beneficial Owner                      Shares                Owned                Shares             Owned(5)
----------------                     ----------        --------------           ---------         ------------
Dr. Richard B. Laudon                 569,147               21.0%                569.147            15.3%
3737 West 46th
Casper, Wyoming 82604

Carol A. Osborne                          200                 --*                 200                 --*

John R. Kerns                          77,203                 2.8%              77,203               2.1%

Stephen H. Hollis (4)                 544,900(1)             20.1%             544,900(1)           14.7%
2037 S. Poplar
Casper, Wyoming 82601

William N. Heiss (4)                  350,000(2)             12.9%             350,000(2)            9.4%

Tom R. Creager(4)                     351,500(3)             13.0%             351,500(3)            9.5%

Directors and Officers as            1,192,950(1)(4)         41.4%           1,192,950(1)(4)        30.7%
a group (Six Persons)

Hollis Oil & Gas Co. (4)               350,000               12.9%             350,000               9.4%

---------------

* Less than one percent.

(1) Includes options held by Mr. Hollis to purchase 50,000 shares of Common Stock that expire January 19, 1997, options to purchase 70,000 shares that expire January 19, 1998, and options to purchase 50,000 shares that expire January 22, 1999. In addition to 24,900 shares owned directly by Mr. Hollis, the table above includes 350,000 shares of the Company's Common Stock owned by Hollis Oil & Gas Co. Mr. Hollis is an officer, director and 51 percent owner of Hollis Oil & Gas Co.


(2) These shares are owned by Hollis Oil & Gas Co. Mr. Heiss is an officer, director and 30% beneficial owner of Hollis Oil & Gas Co.

(3) Includes 350,000 shares of Common Stock of the Company held by Hollis Oil & Gas Co. Mr. Creager is a director of Hollis Oil & Gas Co.

(4) The shares owned by Hollis Oil & Gas Company are shown or included as beneficially owned five times in the table: once as beneficially owned by Hollis Oil & Gas Company, again under the beneficial ownership of each of Mr. Hollis, Mr. Heiss, and Mr. Creager, and also as part of the shares beneficially owned by Directors and Officers as a group.

(5) Includes 1,000,000 shares included in the Offering. Does not include any shares subject to the Underwriter's over-allotment option or any shares subject to Warrants being issued pursuant to this Offering.


                            DESCRIPTION OF SECURITIES

     The Company's authorized capital consists of 10,000,000 shares of $.10 par value Common Stock. The Company's issued and outstanding capital as of August 31, 1996 consisted of 2,712,371 shares of Common Stock which were held by approximately 2,055 stockholders of record. The following is a description of the Company's Common Stock and Warrants.

Common Stock

     Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, as, and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock of the Company is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. All outstanding shares of Common Stock and all shares to be sold and issued upon exercise of the Warrants will be fully paid and nonassessable by the Company. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's Articles Of Incorporation and without stockholder action.

     All shares of Common Stock have equal voting rights and are not assessable. Cumulative voting and election of directors is permitted so that each shareholder has the right to vote the number of shares owned by that shareholder for as many persons as there are director nominees or to cumulate that shareholder's shares to give one candidate as many votes as the director nominees multiplied by the number of shares shall equal, or to distribute votes on the same principle among as many candidates as the shareholders shall determine.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after satisfaction of all liabilities, will be distributed pro rata to the holders of the Common Stock. The shares of Common Stock presently outstanding are fully paid and nonassessable.

     Holders of the Company's common stock are entitled to dividends when, as, and if, declared by the Board of Directors of the Company, out of funds legally available therefor.

     The Company has not paid any cash dividends since its inception.

     The Company has reserved a sufficient number of shares of Common Stock for issuance in the event that all the Warrants are exercised. In addition, the Company has reserved a sufficient number of shares of Common Stock for issuance upon the exercise of options under the Company's Stock Option Plans. See "EXECUTIVE COMPENSATION--Stock Option Plans".

Warrants

     General. The Warrants offered by the Company are to be in registered form. They are being sold separate from the shares of Common Stock offered by the Company and also will trade separately. Each Warrant is exercisable for one share of Common Stock at $3.00 per Warrant during the period commencing on the date of this Prospectus and ending five years from the date of this Prospectus. Although there currently is no plan or other intention to do so, the Board of Directors of the Company, in its sole discretion, may extend the exercise period of the Warrants and/or reduce the exercise price of the Warrants. It is anticipated that the Board would make such a modification only if it deemed it to be in the Company's best interests. Possible circumstances that may lead to modification of the terms of the Warrants, of which there is no assurance, would include circumstances in which the market price of the Company's Common Stock is less than the exercise price of the Warrants and the Board would reduce the exercise price of the Warrants in order to encourage their being exercised. This would be based on the Board's belief that it would be in the Company's best interests to receive additional capital funds from that source.

     The exercise price of the Warrants was arbitrarily established and there is no assurance that the price of the Common Stock of the Company will ever rise to a level where exercise of the Warrants would be of any economic value to a holder of the Warrants.

     The Warrants included in the Underwriter's Units issuable upon the exercise of the Underwriter's Warrants are identical to the Warrants included in the Units offered to the public pursuant to this Prospectus, except that the Warrants included in the Underwriter's Units are not subject to redemption by the Company. See below, "--Redemption".

     Current Registration Statement Required For Exercise. In order for a holder to exercise that holder's Warrants, there must be a current registration statement on file with the SEC and various state securities commissions to continue registration of the issuance of the shares of Common Stock underlying the Warrants. The Company intends to maintain a current registration statement during the period that the Warrants are exercisable unless the market price of the Common Stock underlying the Warrants would create no economic incentive for exercise of the Warrants. If those circumstances were to exist during the entire exercise period of the Warrants, the Warrants could expire without the holders having had an opportunity to exercise their Warrants.

     The maintenance of a currently effective registration statement could result in substantial expense to the Company, and there is no assurance that the Company will be able to maintain a current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants. Although there can be no assurance, the Company believes that it will be able to qualify the shares of Common Stock underlying the Warrants for sale in those states where the Common Stock and Warrants are to be offered. The Warrants may be deprived of any value if a current Prospectus covering the shares of Common Stock issuable upon exercise of the Warrants is not kept effective or if the underlying shares are not qualified in the states in which the Warrantholders reside.

     Exercise Of Warrants. The Warrants may be exercised upon the surrender of the Warrant certificate on or prior to the expiration of the exercise period, with the form of "Election To Purchase" on the reverse side of the certificate executed as indicated, and accompanied by payment of the full exercise price for the number of Warrants being exercised. No rights of a stockholder inure to a holder of Warrants until such time as a holder has exercised Warrants and has been issued shares of Common Stock.

     Redemption. Except for the Warrants included in the Underwriter's Units issuable upon the exercise of the Underwriter's Warrants, the Warrants are redeemable by the Company at any time prior to their exercise or expiration upon 30 days prior written or published notice, provided however, that the closing bid quotation for the Common Stock for at least 20 of the 30 business days ending on the date of the Company's giving notice of redemption has been at least $4.00 per share. The redemption price for the Warrants will be $.02 per Warrant. Any Warrant holder that does not exercise prior to the date set forth in the Company's notice of redemption will forfeit the right to exercise the Warrants and purchase the shares of Common Stock underlying those Warrants. Any Warrants outstanding after the redemption date will be deprived of any value except the right to receive the redemption price of $.02 per Warrant.

     Tax Consequences Of Warrants. For federal income tax purposes, no gain or loss will be realized upon exercise of a Warrant. The holder's basis in the Common Stock received will be equal to the holder's cost basis in the Warrant exercised, plus the amount of the exercise price. Any loss realized by a holder of a Warrant due to a failure to exercise a Warrant prior to the expiration of the exercise period will be treated for federal income tax purposes as a loss from the sale or exchange of property that has the same character as any shares of Common Stock acquired from the exercise of the Warrants.

     Warrant exercise price adjustments, or the omission of such adjustments, may under certain circumstances be deemed to be distributions that could be taxable as dividends for federal income tax purposes to holders of the Warrants or the holders of the Common Stock.

     The Internal Revenue Code provides that a corporation does not recognize gain or loss upon the issuance, lapse or repurchase of a warrant to acquire its own stock. Therefore, the Company will not recognize income upon the expiration of any unexercised Warrants.


             CERTAIN PROVISIONS OF WYOMING LAW AND OF THE COMPANY'S
                            ARTICLES OF INCORPORATION

     The following paragraphs summarize certain provisions of Wyoming law and of the Company's Articles Of Incorporation. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Wyoming law and the Company's Articles Of Incorporation for complete information.

Limitations On Changes In Control

     The provisions of Sections 17-18-101, et seq., of the Wyoming Business Corporation Act, which sections are referred to as the "Wyoming Management Stability Act", could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management, and as a result could prevent the stockholders of the Company from being paid a premium for their shares of Common Stock.

Indemnification Of Directors

     The Company's Articles Of Incorporation provide that the Company will indemnify each of its officers and directors against liabilities and expenses incurred in connection with any action, suit or proceeding to which the officer or director may be made a party by reason of his or her being an officer or director of the Company. Indemnification is not provided if the officer or director is liable for fraud or misconduct in any such matter. Although no determination has been made to date, in the future the Company may attempt to obtain directors' and officers' liability insurance.


                                  UNDERWRITING

     The Company has entered into an Underwriting Agreement with Rocky Mountain Securities & Investments, Inc. (the "Underwriter"), which Underwriting Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and which governs the terms and conditions of the sale of the Common Stock and Warrants offered hereby. Pursuant to the terms of the Underwriting Agreement, the Underwriter, has agreed to purchase from the Company approximately 1,000,000 Units on a firm commitment basis at $1.50 per Unit. The Company has granted to the Underwriter an option, exercisable for 45 days from the date of this Prospectus, to purchase not more than 15% of the total number of Units initially offered, or up to 150,000 additional Units, at the price to the public less the Underwriting discount set forth on the cover page of this Prospectus. The Underwriter may exercise this option solely for the purpose of covering over-allotments, if any, incurred in the sale of Units being offered. Each Warrant included in the Units entitles its holder to purchase one share of Common Stock at an exercise price of $3.00 per share.

     The public offering price of the Units and the exercise price of the Warrants was determined by negotiation between the Underwriter and the Company. The Unit offering and Warrant exercise price and other terms were determined by negotiation between the Company and the Underwriter and do not necessarily bear any direct relationship to the Company's assets, earnings or other generally accepted criteria of value. Other factors considered in determining the offering and exercise price of the Warrants include market price of the Company's Common Stock, the business in which the Company is engaged, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets and the demand for similar securities of comparable companies.

     As compensation for its services, the Underwriter will receive a commission equal to 10% of the gross proceeds from the sale of the Units. The Underwriter also will receive a non-accountable expense allowance in an amount equal to 3% of the gross proceeds of this Offering of which $25,000 has been paid to date. To the extent that the expense allowance exceeds the actual expenses of the Underwriter, the excess may be considered additional compensation to the Underwriter.

     The Underwriter has advised the Company that it proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus for each separate security, and that the Underwriter may allow to certain dealers who are members of the NASD, and to certain foreign dealers not eligible for membership in the NASD, concessions of not in excess of $ ______ for each Unit, of which amount a sum not in excess of $ _______ per share and $ _______ per Warrant may be re- allowed by such dealers to other dealers who are members of the NASD and to certain foreign dealers not eligible for membership in the NASD. After commencement of this Offering, the concession and the re-allowance may be changed. No such modification shall change the amount of proceeds to be received by the Company.

     Pursuant to the Underwriting Agreement, the Company has agreed to sell to the Underwriter, at a nominal cost, Underwriter's Warrants to purchase up to 100,000 Units, or one Unit for each ten Units sold in this Offering not including the Units sold pursuant to the over-allotment option. The Underwriter's Warrants will be non-exercisable for one year after the date of this Prospectus. Thereafter, for a period of four years, the Underwriter's
Warrants will be exercisable at $1.50 per Unit, which is equal to the public offering price for the Units. The Warrants included in the Underwriter's Units issuable upon the exercise of the Underwriter's Warrants are not subject to redemption by the Company in the same manner as the Warrants included in the Units offered to the public pursuant to this Prospectus. The Underwriter's Warrants are not transferable for a period of one year after the date of this Prospectus, except to officers and stockholders of the Underwriter and to members of the selling group and their officers and partners. The Company has also granted one demand and certain "piggy-back" registration rights to the holders of the Underwriter's Warrants.

     For the life of the Underwriter's Warrants, the holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other stockholders. Further, the holders may be expected to exercise the Underwriter's Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriter's Warrants.

     The Underwriter has informed the Company that it does not expect any sales of the Units offered hereby to be made to discretionary accounts.

     The Company may provide the Underwriter with the names of persons contacting the Company with an interest in purchasing Units in this Offering, and it is possible that the Company's officers, directors, and employees will refer subscribers to the Underwriter. Although the Company will not provide any names for the express purpose of closing the Offering, sales may be made to those persons for that purpose. The Underwriter may sell a portion of the Units offered hereby to such persons if they reside in a state in which the Units can be sold. The Underwriter is not obligated to sell any Units to such persons and will do so only to the extent that such sales would not be inconsistent with the public distribution of the shares. Neither the Company nor the Underwriter will directly or indirectly arrange for the financing of such purchases, and the proceeds of the Offering will not directly or indirectly be used for such purchases. Officers, directors and stockholders of the Company may purchase Units offered hereby.

     For a period of three years after the closing of the Offering, the Underwriter has the right to designate one person to serve as a member of the Company's Board of Directors, subject to the approval of the majority of the Board Of Directors. As a director, the Underwriter's designee would receive the compensation usually paid to Outside Directors if that designee is not an employee of the Company. There is no restriction on whether the person designated is a director, officer, partner, employee, or affiliate of the Underwriter. The Underwriter has not yet informed the Company of whether the Underwriter intends to designate a director.

     Upon the successful completion of this Offering, the Underwriter shall have a preferential right for a period of three years from the effective date of this Prospectus to act as managing Underwriter for any public offerings of securities by the Company or any of its subsidiaries.

     The Company has agreed to compensate the Underwriter for assisting the Company in obtaining financing other than the financing pursuant to this Offering. If, upon the request of the Company, the Underwriter arranges directly financing for the Company consummated on or before April 4, 2001, the Company will pay a 10 percent commission to the Underwriter based on the amount of the equity financing. The Company will pay the Underwriter a five percent commission based on the amount of debt financing arranged by the Underwriter and closed by the Company during that period.

     In addition, the Company will pay the Underwriter an amount equal to one percent of any increase in the Company's line of credit that is obtained by the Underwriter and accepted by the Company. The Company also has agreed to compensate the Underwriter in the event that the Underwriter arranges for the purchase or sale of assets, a merger, acquisition or joint venture accepted by and closed with the Company on or before April 4, 2001. The fee is based on the value of the transaction with a five percent fee being paid for transactions up to and including $1,000,000 in value, a fee of four percent being paid on the value of the transaction greater than $1,000,000 and up to $2,000,000, three percent being paid on the value of the transaction greater than $2,000,000 and up to and including $3,000,000, a fee of two percent being paid on the value of the transaction greater than $3,000,000 and up to and including $4,000,000, and one percent fee being paid on the value of the transaction to the Company in excess of $4,000,000. The Company has agreed to reimburse the Underwriter for any reasonable expenses it incurs in arranging or closing these types of transactions.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with this Offering, including liabilities under the Securities Act. See "SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION".

     The foregoing is a summary of the principal terms of the Underwriting Agreement and the Underwriter's Warrants. Reference is made to the copies of the Underwriting Agreement and the Underwriter's Warrants, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     There are no material relationships between the Company and the Underwriter other than the relationships created by the Underwriting Agreement.


                   SECURITIES AND EXCHANGE COMMISSION POSITION
                           ON CERTAIN INDEMNIFICATION

     The Company has agreed to indemnify directors, officers, and other representatives of the Company for costs incurred by each of them in connection with any action, suit, or proceeding brought by reason of their position as a director, officer, or representative. This would include actions, suits, or proceedings with respect to liability under the Securities Act. To be eligible for indemnification, the person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

     The Board of Directors is empowered to make other indemnification as authorized by the Articles Of Incorporation or corporate resolutions so long as the indemnification is consistent with the Wyoming Business Corporation Act. These provisions also include indemnification for liabilities arising under the Securities Act.

     In the Underwriting Agreement, the Company and the Underwriter have agreed to indemnify each other against civil liabilities, including liabilities under the Securities Act. See "UNDERWRITING".

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities And Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Bearman Talesnick & Clowdus Professional Corporation, Denver, Colorado, has acted as counsel for the Company in connection with this Offering. Certain legal matters will be passed upon for the Underwriter by Krys Boyle Golz Freedman & Scott, Denver, Colorado.

                                     EXPERTS

     The audited financial statements of the Company appearing in this Prospectus have been examined by Hocker, Lovelett, Hargens & Yennie, P.C., independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

                               CERTAIN DEFINITIONS

     Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60(degree) Fahrenheit. Oil equivalents are determined using the ratio of 10 Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids so that 10 Mcf of natural gas are referred to as one barrel of oil equivalent or "BOE".

     As used in this Prospectus, the following terms have the following specific meanings: "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bbl" means barrel, "MBbl" means thousand barrels, "Mcfe" means thousand cubic feet equivalent, "MMcfe" means million cubic feet equivalent, and "MMBtu" means million British thermal units.

     With respect to information concerning the Company's working interests in wells or drilling locations, "gross" gas and oil wells or "gross" acres is the number of wells or acres in which the Company has an interest, and "net" gas and oil wells or "net" acres are determined by multiplying "gross" wells or acres by the Company's working interest in those wells or acres. A working interest in an oil and gas lease is an interest that gives the owner the right to drill, produce, and conduct operating activities on the property and to receive a share of production of any hydrocarbons covered by the lease. A working interest in an oil and gas lease also entitles its owner to a proportionate interest in any well located on the lands covered by the lease, subject to all royalties, overriding royalties and other burdens, to all costs and expenses of exploration, development and operation of any well located on the lease, and to all risks in connection therewith.

     A "development well" is a well drilled as an additional well to the same horizon or horizons as other producing wells on a prospect, or a well drilled on a spacing unit adjacent to a spacing unit with an existing well capable of commercial production and which is intended to extend the proven limits of a prospect. An "exploratory well" is a well drilled to find commercially productive hydrocarbons in an unproved area, or to extend significantly a known prospect.

     "Reserves" means natural gas and crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable. "Proved developed reserves" includes proved developed producing reserves and proved developed behind-pipe reserves. "Proved developed producing reserves" includes only those reserves expected to be recovered from existing completion intervals in existing wells. "Proved developed behind-pipe reserves" includes those reserves that exist behind the casing of existing wells when the cost of making such reserves available for production is relatively small compared to the cost of a new well. "Proved undeveloped reserves" includes those reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

                                    * * * * *

                              FINANCIAL STATEMENTS

                                                                      Page
                                                                     Number

Report of Independent Certified Public Accountants                     F-1

  Financial Statements:


     Balance Sheets as of August 31, 1996 and 1995  ...................F-2

     Statements of Operations for the years ended
       August 31, 1996, 1995, and 1994.................................F-3

     Statements of Stockholders' Equity for the years
       ended August 31, 1996, 1995, and 1994 ..........................F-4

     Statements of Cash flows for the years ended
       August 31, 1996, 1995, and 1994 ................................F-5

     Supplemental Schedule Of Noncash Investing And
       Financing Activities............................................F-5

     Notes to Financial Statements.....................................F-6

                    HOCKER, LOVELETT, HARGENS & YENNIE, P.C.


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Stockholders and Board of Directors
Double Eagle Petroleum and Mining Company

We have audited the balance sheets of Double Eagle Petroleum and Mining Company as of August 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the years ended August 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Double Eagle Petroleum and Mining Company as of August 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended August 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.


                                    /S/ Hocker, Lovelett, Hargens & Yennie, P.C.

Casper, Wyoming
October 18, 1996



                                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                                                  BALANCE SHEETS
                                             AUGUST 31, 1996 AND 1995

                                                                      1996                1995
                                                                 --------------      --------------
         ASSETS
CURRENT ASSETS
    Cash and cash equivalents - Note 2                           $        41,232     $       268,385
    Accounts receivable - Note 8                                         119,465              41,337
    Prepaid expense                                                       41,731                   -
                                                                  --------------      --------------
         Total                                                           202,428             309,722

OTHER ASSETS
    Accounts receivable - Note 3                                          82,277              82,277
    Investment, at cost                                                    8,541               9,000
    Other                                                                 11,500              11,500
                                                                  --------------      --------------
         Total                                                           102,318             102,777

PROPERTY AND EQUIPMENT,  at cost, net of accumulated
  depreciation and depletion and impairment allowance
  - Notes 4 and 8 (Successful efforts method used
  for oil and gas properties)                                          2,236,172           1,822,721
                                                                  --------------      --------------

         Total                                                   $     2,540,918     $     2,235,220
                                                                  ==============      ==============

         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable                                             $       185,474     $       110,432
    Accrued production taxes                                              30,633              25,900
    Note payable - Note 14                                               250,000                   -
                                                                  --------------      --------------
         Total                                                           466,107             136,332

DEFERRED TAX LIABILITY, net - Note 5                                     152,799             155,733
                                                                  --------------      --------------
         Total                                                           618,906             292,065

STOCKHOLDERS' EQUITY - Notes 6 and 8 Common stock,
      $.10 par value; authorized - 10,000,000 shares;
      issued and outstanding - 2,712,371 shares                          271,237             271,237
    Capital in excess of par value                                       886,254             886,254
    Retained earnings                                                    764,521             785,664
                                                                  --------------      --------------
         Total                                                         1,922,012           1,943,155
                                                                  --------------      --------------

         Total                                                   $     2,540,918     $     2,235,220
                                                                  ==============      ==============

See accompanying notes to financial statements.





                                        DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                                                 STATEMENTS OF OPERATIONS
                                   FOR THE YEARS ENDED AUGUST 31, 1996, 1995, AND 1994


                                                                         1996              1995                1994
                                                                   --------------     --------------     ---------------
REVENUES - Note 7
    Sales of oil and gas                                          $       417,114    $       247,461    $        235,411
    Sales of nonproducing properties                                      130,000            634,979              78,244
    Sale of wells                                                               -                  -             136,495
    Interest                                                                4,474             18,122               6,621
    Other, primarily zeolite royalties in 1995 and 1994                    98,063             32,924              30,000
    Gain on sale of investments                                                 -                  -              12,586
                                                                   --------------     --------------     ---------------
         Total                                                            649,651            933,486             499,357

COSTS AND EXPENSES
    Production                                                             79,532             45,009              51,600
    Production taxes                                                       41,750             29,679              18,667
    Cost of nonproducing properties sold                                   14,439            228,992              10,540
    Cost of wells sold                                                          -                  -              69,736
    Exploration                                                            84,685             91,705              69,341
    Write offs and abandonments                                            92,793            213,090             195,457
    Interest                                                               10,594                  -                   -
    General and administrative                                            243,035            228,021             214,947
    Depreciation and depletion                                            106,900             78,586              72,108
                                                                   --------------     --------------     ---------------
         Total                                                            673,728            915,082             702,396
                                                                   --------------     --------------     ---------------

INCOME (LOSS) BEFORE INCOME TAXES                                         (24,077 )           18,404            (203,039 )

INCOME TAX EXPENSE (CREDIT) - Note 5
    Current                                                                     -                  -                   -
    Deferred                                                               (2,934 )            3,113             (30,011 )
                                                                   --------------     --------------     ---------------
         Total                                                             (2,934 )            3,113             (30,011 )
                                                                   --------------     --------------     ---------------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                                                    (21,143 )           15,291            (173,028 )

CUMULATIVE EFFECT OF ACCOUNTING CHANGE
  - Note 5                                                                      -                  -            (168,588 )
                                                                   --------------     --------------     ---------------

NET INCOME (LOSS)                                                 $       (21,143 )  $        15,291    $       (341,616 )
                                                                   ==============     ==============     ===============

INCOME (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE
    Before cumulative effect of accounting
       change                                                     $          (.01 )  $           .01    $           (.08 )
    Cumulative effect of accounting change                                    .00                .00                (.07 )
                                                                   --------------     --------------     ---------------

    After cumulative effect of accounting
      change                                                      $          (.01 )  $           .01    $           (.15 )
                                                                   ==============     ==============     ===============

COMMON STOCK AND COMMON STOCK
   EQUIVALENT SHARES OUTSTANDING                                        2,712,371          2,450,590           2,317,166
                                                                   ==============     ==============     ===============

See accompanying notes to financial statements.



                                        DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                                            STATEMENTS OF STOCKHOLDERS' EQUITY
                                   FOR THE YEARS ENDED AUGUST 31, 1996, 1995, AND 1994


                                                                         Capital                               Total
                                  Shares                                in Excess                              Stock-
                                   Out-              Common              of Par            Retained           holders'
                                 standing             Stock               Value            Earnings            Equity
                              --------------     --------------      --------------     --------------     --------------
Balance,
 August 31, 1993                  2,062,371    $       206,237     $       610,003    $     1,111,989    $     1,928,229

Net Loss                                  -                  -                   -           (341,616 )         (341,616 )

Common Stock
 Issued                             300,000             30,000             180,000                  -            210,000
                             --------------     --------------      --------------     --------------     --------------

Balance,
 August 31, 1994                  2,362,371            236,237             790,003            770,373          1,796,613

Net Income                                -                  -                   -             15,291             15,291

Common Stock
 Issued                             350,000             35,000              96,251                  -            131,251
                             --------------     --------------      --------------     --------------     --------------

Balance,
 August 31, 1995                  2,712,371            271,237             886,254            785,664          1,943,155

Net Loss                                  -                  -                   -            (21,143 )          (21,143 )
                             --------------     --------------      --------------     --------------     --------------

Balance,
 August 31, 1996                  2,712,371    $       271,237     $       886,254    $       764,521    $     1,922,012
                             ==============     ==============      ==============     ==============     ==============



See accompanying notes to financial statements.




                                        DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                                                 STATEMENTS OF CASH FLOWS
                                   FOR THE YEARS ENDED AUGUST 31, 1996, 1995, AND 1994


                                                                  1996               1995               1994
                                                             --------------      --------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Cash from oil and gas sales                              $       437,508    $       232,803    $        295,394
    Cash paid for production, exploration
     and general and administrative                                 (434,833 )         (394,269 )          (333,124 )
    Interest received                                                  4,474             18,122               6,621
    Interest paid                                                    (10,594 )                -                   -
                                                              --------------     --------------     ---------------
         Net Cash Used in Operating
           Activities                                                 (3,445 )         (143,344 )           (31,109 )

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sales of properties                                130,000            634,979             214,739
    Proceeds from sale of investments                                      -                  -              14,810
    Purchases of properties                                         (603,708 )         (322,710 )          (411,660 )
    Purchase of investment                                                 -             (9,000 )                 -
                                                              --------------     --------------     ---------------
         Net Cash Provided by (Used in)
          Investing Activities                                      (473,708 )          303,269            (182,111 )

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of common  stock                                -                  -             210,000
    Proceeds from bank loan                                          392,500                  -                   -
    Repayment of bank loan                                          (142,500 )                -                   -
                                                              --------------     --------------     ---------------
         Net Cash Provided by Financing Activities                   250,000                  -
                                                              --------------     --------------     ---------------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                              (227,153 )          159,925              (3,220 )

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                                  268,385            108,460             111,680
                                                              --------------     --------------     ---------------

CASH AND CASH EQUIVALENTS AT
  END OF YEAR                                                $        41,232    $       268,385    $        108,460
                                                              ==============     ==============     ===============




SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the year ended August 31, 1995, the Company issued 350,000 shares of common stock with a market value of $131,250 as partial payment on the purchase of oil and gas producing properties.





See accompanying notes to financial statements.

                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                          NOTES TO FINANCIAL STATEMENTS

The Company was incorporated under Wyoming law in 1972 for the purpose of exploring, developing and producing oil, gas and other minerals in the Rocky Mountain region of the United States. Its oil and gas production is sold to major companies of the petroleum industry under terms requiring payment within sixty days. The prices received for its oil and gas are very volatile due to economic conditions within the industry. Income from mineral production is nominal and received in the form of minimum annual royalties.

1.    Significant Accounting Policies

      This summary of significant accounting policies is presented to assist in understanding the Company's financial statements:

      a. Cash and Cash Equivalents - For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

      b. Property and Equipment - The Company uses the "successful efforts" method for capitalizing the costs of completed oil and gas wells whereby only the costs attributable to successful exploratory wells and the costs of development wells within a producing field are reflected in property and equipment. Producing and nonproducing properties are evaluated periodically, and if conditions warrant, an impairment allowance is provided. The costs of exploratory wells are charged to expense in the period in which the wells are determined to be unsuccessful. Depletion and depreciation of the capitalized costs for producing oil and gas properties are provided by the unit-of-production method based on proved oil and gas reserves.

            Uncompleted wells and equipment are reflected at the Company's incurred cost and represent costs of drilling and equipping oil and gas wells that are not completed as of the balance sheet date.

            The  costs  of  unproved   leases   which  become   productive   are
            reclassified   to  proved   properties   when  proved  reserves  are
            discovered on the property.

            Unproved oil and gas interests are carried at original acquisition costs including filing and title fees. Annual rentals and geological and geophysical expenditures are charged to expense when incurred.

            Zeolite properties include the original costs to acquire and stake the claims and the preliminary evaluation and development costs which are necessary prior to commencement of mining operations. Subsequent to the time that zeolite mines reach operational status, all operational expenditures are charged to expense in the period incurred.

            Office facilities and equipment are recorded at cost. Depreciation of office facilities and equipment is recorded using straight-line and accelerated methods over the estimated useful lives of 7 to 40 years for office facilities and 5 years for office equipment. Maintenance and repairs are charged to expense as incurred.

      c. Bad Debts - The direct write off method of accounting for uncollectible accounts receivable is utilized whereby an account is written off only when determined to be uncollectible. The results of this method do not vary materially from the preferred method.

      d. Investment - The accompanying financial statements include the investment in an unconsolidated partnership, in which the Company owns a 30% interest. The investment is carried at cost under the equity method. The earnings (loss) from the investment is reflected as other income in the Statement of Operations due to immateriality to the financial statements.

      e. Income Taxes - Effective September 1, 1993, the Company adopted SFAS Statement No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are provided for the tax effect of timing differences arising from certain costs and expenses which are recognized in different periods for income tax and financial reporting purposes.

      f. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      g. Income (Loss) Per Share - Earnings per share is based on the weighted-average number of shares of common stock outstanding in each year. There would have been no material dilutive effect on net income per share for 1995 if outstanding stock options had been exercised.

      h. Revenue Recognition - Revenue includes sales to unaffiliated organizations in connection with net working interests and royalty interests. Excluded from gross revenue are royalty payments to owners and net profit disbursements to partners. Production and severance taxes are included as part of production costs and are not deducted in determining gross revenue.

            In accordance with EITF 90-22, the gas-balancing arrangement is accounted for by the entitlements method. The Company has reflected sales revenue and a corresponding receivable for its proportionate share of the gas sold by Amoco. The receivable is valued at the lower of the price in effect at the time of production or the current market value.

2.    Off Balance Sheet Risk of Financial Instruments

      Interest bearing time deposits are held by the Company in a commercial bank which at times may be in excess of the Federal Deposit Insurance Corporation's maximum limits. The following is a summary of the insured and uninsured bank balances at August 31:


                                          1996                             1995
                             -------------------------------   ------------------------------
                                Carrying           Bank           Carrying          Bank
                                 Amount           Balance          Amount          Balance
                             --------------   --------------   --------------  --------------
         Insured              $     41,232     $     82,627     $    100,962    $    100,962
         Uninsured                       -                -          167,423         185,750



3.    Gas Balancing Arrangement

      The Company has a 100% ownership in a producing gas well which is located in a unitized field operated by a major oil company. At the end of fiscal year 1992-93, there was an imbalance, caused by the gas purchasing company recognizing purchase contracts with certain, but not all, interest owners in the field while it continued to take all gas produced. The Company's portion of the underbalance at August 31, 1994 was estimated to be 40,000 mcf's and at August 31, 1995 and 1996, 80,000 mcf's as a result of the Company purchasing additional ownership in the well. An estimated payout for the underbalance of $1 per mcf is used to value the receivable. The Company has not received payment or settlement for its share of the imbalance to date.

4.    Property and Equipment

      A summary of property and equipment is as follows:

                                                           1996                                 1995
                                            -----------------------------------   ----------------------------------
                                                                 Accumulated                          Accumulated
                                                                Depreciation                         Depreciation
                                                 Cost            & Depletion           Cost           & Depletion
                                            ----------------   ----------------   ---------------   ----------------
       Zeolite mining properties          $             385  $               -  $            385  $               -
       Unproved oil and gas interests               423,482                  -           488,278                  -
       Proved oil interests                         653,267            200,857           516,055            161,407
       Completed wells and related
        equipment                                 2,356,059          1,204,456         1,977,564          1,146,453
       Wells in process                             125,431                  -            71,570                  -
       Condominium office facility                  130,049             65,067           130,049             62,447
       Office equipment                              53,465             35,586            37,886             28,759
                                            ----------------   ----------------   ---------------   ----------------

            Total                         $       3,742,138  $       1,505,966  $      3,221,787  $       1,399,066
                                            ================   ================   ===============   ================

5.    Income Taxes

      Effective September 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which applies an asset and liability approach requiring the recognition of deferred tax assets and liabilities with respect to the expected future tax consequences of events that have been recognized in the financial statements and tax returns. All of the Company's earnings are located in the United States.



                                                   1996                 1995                 1994
                                              ----------------     ----------------     ----------------
       Income Tax Expense (Credit)
             Current                        $               -    $               -    $               -
             Deferred                                  (2,934 )              3,113              (30,011 )



      Deferred tax liabilities (assets) are comprised of the following at August 31:

                                                                 1996                 1995
                                                            ----------------     ----------------
       Tax effects of temporary differences
       ------------------------------------------------
       1st year federal lease rentals                     $           2,821    $           3,850
       Intangible drilling costs                                    381,698              332,826
       Percentage depletion                                         133,083              133,083
       Depreciation                                                   2,193                2,193
       Tax basis surrendered property                                   113                  113
       Production taxes                                               2,844                2,844
                                                           ----------------     ----------------
         Total Long Term Deferred Tax Liabilities                   522,752              474,909

       Depletion of intangible drilling costs                      (240,283 )           (233,279 )
       Net operating loss carryforwards                            (128,703 )            (84,941 )
       Other                                                           (967 )               (956 )
                                                           ----------------     ----------------
          Total Long Term Deferred Tax Assets                      (369,953 )           (319,176 )
                                                           ----------------     ----------------

          Net Long Term Deferred Tax Liabilities          $         152,799    $         155,733
                                                           ================     ================

      At August 31, 1996, the Company has unused deductions and credits which may be applied against future taxable income and which expire as follows:



                           Percent Depletion
                             In Excess of        Net Operating
          Year Ending       Cost Depletion            Loss             Investment
          August 31,                              Carryforward         Tax Credits
       ------------------  ------------------   -----------------   ------------------
             1997           $              -     $             -     $         11,643
             1998                          -                   -               19,397
             1999                          -                   -                9,630
             2000                          -                   -                4,306
             2001                          -                   -                  580
             2003                          -             191,551                    -
             2004                          -              49,017                    -
             2007                          -              78,344                    -
             2008                          -              28,442                    -
             2009                          -             143,210                    -
             2010                          -              73,765                    -
             2011                          -             293,691                    -
          Indefinite               1,467,244                   -                    -
                             ---------------      --------------      ---------------

             Total          $      1,467,244     $       858,020     $         45,556
                             ===============      ==============      ===============

      Investment tax credits for financial purposes are the same as those shown for tax reporting purposes.

6.    Common Stock

      Under an employee's incentive stock option plan approved by the stockholders in January, 1993, 200,000 shares of common stock have been authorized and reserved for issuance to employees. Options granted under this plan cannot exceed ten years from the date of grant. The option price is equal to the market value of the common stock on date of grant. At August 31, 1996, there were six options outstanding for two hundred thousand shares to current employees of the Company. The term in which to exercise is three years from the date of each grant. As of May 1996, the Board approved the Company's 1996 Stock Option Plan covering options to acquire an aggregate of 200,000 shares of common stock. No options have been granted under the 1996 Stock Option Plan, which was approved by the Company's stockholders in June 1996.

      Changes in the exercisable status of options outstanding under the 1993 plan at August 31, are as follows:

                                                           Shares
                                  ----------------------------------------------------------
                                       1996                 1995                 1994
                                  ----------------     ----------------     ----------------
       Beginning of year                  200,000              120,000               60,000
       Granted                             60,000               80,000               60,000
       Expired/Exercised                  (60,000 )                  -                    -
                                  ----------------     ----------------     ----------------
       End of year                        200,000              200,000              120,000
       Option price                $.75, $.875          $.75, $.875       $.875 and $1.1875
                                    and $1.18           and $1.1875

      Subsequent to August 31, 1996, the Company purchased the stock options for 30,000 shares from one employee.

      The Board of Directors has authorized the purchase and retirement of a maximum of 200,000 shares of the Company's outstanding common stock. As of August 31, 1996, 27,960 shares have been purchased to date and retired at a per share cost of $1.50 to $10.00. Subsequent to August 31, 1996, the Board of Directors terminated authorization of this stock repurchase program.

7.    Major Customers

      Certain customers who accounted for more than 10% individually of the Company's oil and gas sales are as follows:



                                              Year Ended August 31,
                            ----------------------------------------------------------
                                 1996                 1995                 1994
                            ----------------     ----------------     ----------------
       Company A             $            -        $          -        $      21,308
       Company B                    256,114               91,120               89,668
       Company C                          -               27,761               27,946
       Company D                     58,131               52,522               66,057

8.    Related Party Transactions

      During the year ended August 31, 1995, the Company acquired certain proved oil and gas leases and overriding royalties from a related party. In addition to $71,300 cash, the Company issued 350,000 shares of restricted common stock with a market value of $131,250 for a total purchase price of $202,550.

      The Company and certain directors, stockholders and investees are joint holders in proved and unproved oil and gas properties. During the normal course of business, the Company pays or receives monies and in turn bills or pays the interest holders for their respective shares. These transactions are immaterial in amount when compared to the Company's total receipts and expenditures. They are accounted for as part of the normal joint interest billing function.

      During the year ended August 31, 1994, the Company conducted a private placement offering of 300,000 shares of its previously unissued common stock at $.70/share. The stock was offered in 10,000 share blocks to holders-of-record owning 10,000 shares or more. Of the 300,000 shares sold, 255,715 shares were purchased by the Chairman of the Board of Directors which provided $179,000 of working capital for the Company.

  9.     Segment Information

         The  Company's   dominant  segment  is  oil  and  gas  exploration  and
         development. Revenues and assets of the Company's zeolite mining segment account for less than 10% of total revenues and total assets.

10.      Statements of Cash Flows

         Reconciliation  of Net  Income  (Loss)  to Net Cash  Used By  Operating
          Activities at August 31,:



                                                                   1996               1995                1994
                                                              ---------------    ----------------    ---------------
          Net Income (Loss)                                 $        (21,143 ) $          15,291   $       (341,616 )
          Adjustments to reconcile net income (loss) to
           net cash used in operating activities:
               Depreciation and depletion                            106,900              78,586             72,108
               Sales of properties                                  (130,000 )          (634,979 )         (214,739 )
               Sale of investments                                         -                   -            (14,810 )
               Costs of properties disposed                           83,357             387,068            278,687
               Cost of investments sold                                    -                   -              2,224
               Deferred taxes - net                                   (2,934 )             3,113            138,577
               (Increase) Decrease In:
                   Accounts receivable                               (78,128 )           (50,080 )           22,481
                   Prepaid expense                                   (41,731 )                 -                  -
                   Other                                                 459               2,498              7,502
               (Decrease) Increase In:
                   Accounts payable                                   75,042              57,959             32,677
                   Accrued production taxes                            4,733              (2,800 )          (14,200 )
                                                             ---------------    ----------------    ---------------
               Total Adjustments                                      17,698            (158,635 )          310,507
                                                             ---------------    ----------------    ---------------

          Net Cash Used In Operating Activities             $         (3,445 ) $        (143,344 ) $        (31,109 )
                                                             ===============    ================    ===============

          Costs of properties disposed is further scheduled as follows for the years ended August 31,:

                                                                   1996               1995                1994
                                                             ---------------    ----------------    ---------------
          Cost of wells sold                                $              -   $               -             69,736
          Cost of leases sold                                         14,439             228,992             10,540
          Surrendered and expired leases                              64,420             157,821            136,982
          Write off of prior year capitalized dry hole
             costs or abandonments                                     4,498                 255             61,429
                                                             ---------------    ----------------    ---------------

           Cash flow adjustment                             $         83,357   $         387,068   $        278,687
                                                             ===============    ================    ===============

11.      Oil and Gas Producing Activities

         Capitalized costs relating to oil and gas activities at August 31:

                                                                   1996               1995                1994
                                                             ---------------    ----------------    ---------------
          Proved properties                                 $      3,009,326   $       2,493,619   $      2,221,394
          Unproved properties                                        548,913             559,848            779,649
                                                             ---------------    ----------------    ---------------
                                                                   3,558,239           3,053,467          3,001,043
          Accumulated depreciation and depletion                   1,405,313           1,307,860          1,240,855
                                                             ---------------    ----------------    ---------------

               Net                                          $      2,152,926   $       1,745,607   $      1,760,188
                                                             ===============    ================    ===============


                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)



11.      Oil and Gas Producing Activities (Continued)

         Costs incurred in oil and gas property acquisition, exploration, and development activities for the years ended August 31,:


                                                  1996               1995                1994
                                            ---------------    ----------------    ---------------
          Property acquisition:
             Proved                        $        123,440   $         207,346   $         13,433
             Unproved                                27,834              95,442            343,795
          Exploration                               177,478             304,795            264,798
          Development                               436,855             143,649             24,960
                                            ---------------    ----------------    ---------------

               Total                       $        765,607   $         751,232   $        646,986
                                            ===============    ================    ===============

         Results of operations for oil and gas producing activities, excluding corporate overhead and interest costs, for the years ended August 31,:

                                                                   1996               1995                1994
                                                             ---------------    ----------------    ---------------
          Revenues                                          $        417,114   $         247,461   $        235,411
          Production costs                                          (121,282 )           (74,688 )          (70,267 )
          Exploration expenses                                      (177,478 )          (304,795 )         (264,798 )
          Depreciation and depletion                                 (97,453 )           (73,949 )          (67,607 )
          Income tax (expense) credit                                  2,934              (3,113 )           30,011
                                                             ---------------    ----------------    ---------------

          Results of operations from producing activities   $         23,835   $        (209,084 ) $       (137,250 )
                                                             ===============    ================    ===============

         Reserve quantity information (unaudited) for the years ended August 31, (all located in the United States):

                                                                        1996
                                                      ----------------------------------------
          Proved developed reserves:                     Oil (bbl's)            Gas (mcf's)
                                                      -----------------     ------------------
                Beginning of year                                95,383              1,935,164
                Revisions of previous estimates                 110,049                 22,940
                Discoveries                                         500                 50,500
                Purchased                                             -                214,166
                Production                                      (17,352 )             (140,179 )
                                                      -----------------     ------------------

                End of year                                     188,580              2,082,591
                                                      =================     ==================


                                                                        1995
                                                      ----------------------------------------
          Proved developed reserves:                     Oil (bbl's)            Gas (mcf's)
                                                      -----------------     ------------------
                Beginning of year                               104,612              1,844,343
                Revisions of previous estimates                     299                 (3,329 )
                Discoveries                                           -                 90,000
                Purchased                                             -                 73,012
                Production                                       (9,528 )              (68,862 )
                                                      -----------------     ------------------

                End of year                                      95,383              1,935,164
                                                      =================     ==================



                                                                       1994
                                                     ----------------------------------------
          Proved developed reserves:                    Oil (bbl's)            Gas (mcf's)
                                                     -----------------     ------------------
                Beginning of year                              118,715              1,703,588
                Revisions of previous estimates                  2,507                  2,041
                Discoveries                                     12,314                256,000
                Purchased                                            5                 11,506
                Sold                                           (17,822 )              (75,505 )
                Production                                     (11,107 )              (53,287 )
                                                     -----------------     ------------------

                End of year                                    104,612              1,844,343
                                                     =================     ==================

         The above reserve information is based on estimates prepared by the Company. Proved developed oil and gas reserves are those which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are those which are expected to be recovered from new wells on undrilled, proved acreage, or from existing wells where a relatively major expenditure is required for completion. Management does not feel that the Company has any proved, undeveloped reserves. All information presented pertains to proved, developed reserves.

         Standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves at August 31, (unaudited):

                                                           1996               1995                1994
                                                      ---------------    ----------------    ---------------
          Future cash flows                         $      6,455,189   $       3,349,951   $      4,147,146
          Future production costs                         (1,595,675 )        (1,481,310 )       (1,456,421 )
          Future income taxes (1)                         (1,360,515 )          (635,338 )         (914,847 )
                                                      ---------------    ----------------    ---------------
          Future net cash flows                            3,498,999           1,233,303          1,775,878
          10% annual discount                             (1,049,700 )          (369,991 )         (532,763 )
                                                      ---------------    ----------------    ---------------

          Discounted future net cash flows          $      2,449,299   $         863,312   $      1,243,115
                                                      ===============    ================    ===============

          (1) The income tax is 34% of the future cash flows less the future production costs adjusted for net operating loss carryforwards.

          The following are the principal sources of changes in the standardized measure of discounted future net cash flows for the years ended August 31, (unaudited):

                                                                   1996               1995                1994
                                                             ---------------    ----------------    ---------------
          Sales, net of production costs                    $       (295,832 ) $        (142,966 ) $       (268,931 )
          Net changes in prices and production costs                 304,917            (344,196 )          379,995
          Discoveries and purchases                                  183,900              57,054             37,296
          Development costs                                         (737,773 )           (76,577 )          (59,481 )
          Revisions of previous quantity estimates                 2,044,444               2,570             55,675
          Accretion of discount                                       86,331             124,312            125,265
                                                             ---------------    ----------------    ---------------

          Net changes                                       $      1,585,987   $        (379,803 ) $        269,819
                                                             ===============    ================    ===============

          The preceding is a standardized measure of the discounted future net cash flows and changes applicable to proved oil and gas reserves required by SFAS 69 of the FASB. The future cash flows are based on estimated oil and gas reserves utilizing prices and costs in effect as of year end discounted at 10% per year and assuming continuation of existing economic conditions.

11.       Oil and Gas Producing Activities (Continued)

          The standardized measure of discounted future net cash flows, in management's opinion, should be examined with caution. The basis for this table is management's reserve study which contains imprecise estimates of quantities and rates of production of reserves. Revisions of previous estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation.

          Therefore, the standardized measure of discounted future net cash flows is not necessarily a "best estimate" of the fair value of the Company's proved oil and gas properties.

12.       Subsequent Event

          On October 11, 1996 the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission with respect to the sale of additional shares of stock.

13.       Fair Values of Financial Instruments

         Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information for certain financial instruments. The carrying amounts for trade receivables and payables are considered to be their fair values. The difference between the carrying amounts and the estimated fair values of the Company's other financial instruments at August 31, 1996 and 1995 were immaterial.

14.      Note Payable

         The  Company  owes  $250,000  on a bank  line of  credit  which  is due
         December 1, 1996 at an initial variable interest rate of 8.75%. Subsequent to year end, the line-of-credit was increased to $350,000.

========================================     ===================================

NO DEALER,  SALESMAN OR OTHER PERSON HAS
BEEN  AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATION OTHER THAN
THOSE  CONTAINED IN THIS PROSPECTUS AND,
IF GIVEN OR MADE,  SUCH  INFORMATION  OR
REPRESENTATION  MUST NOT BE RELIED  UPON          DOUBLE EAGLE PETROLEUM
AS  HAVING   BEEN   AUTHORIZED   BY  THE               AND MINING CO.
COMPANY.   THIS  PROSPECTUS   SHALL  NOT
CONSTITUTE  AN  OFFER  TO  SELL  OR  THE
SOLICITATION  OF AN  OFFER  TO  BUY  NOR
SHALL   THERE   BE  ANY  SALE  OF  THESE             1,000,000 Units
SECURITIES  IN ANY  STATE IN WHICH  SUCH            Of Common Stock And
OFFER,  SOLICITATION  OR SALE  WOULD  BE        Common Stock Purchase Warrants
UNLAWFUL   PRIOR  TO   REGISTRATION   OR
QUALIFICATION  UNDER THE SECURITIES LAWS
OF ANY SUCH STATE.
----------------------------------------

         TABLE OF CONTENTS
                                   Page

PROSPECTUS SUMMARY.................  1
RISK FACTORS.......................  6
THE COMPANY........................  9
USE OF PROCEEDS....................  9
CAPITALIZATION..................... 10
PRICE RANGE OF COMMON STOCK........ 11
DIVIDEND POLICY.................... 11
SELECTED FINANCIAL DATA............ 12
MANAGEMENT'S DISCUSSION AND
 ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS........ 14                ---------------
BUSINESS AND PROPERTIES............ 17
MANAGEMENT......................... 27                   PROSPECTUS
EXECUTIVE COMPENSATION............. 28
CERTAIN RELATIONSHIPS AND RELATED                     ---------------
 TRANSACTIONS...................... 30
PRINCIPAL STOCKHOLDERS............. 31
DESCRIPTION OF SECURITIES.......... 32
CERTAIN PROVISIONS OF WYOMING
 LAW AND OF THE COMPANY'S
 ARTICLES OF INCORPORATION......... 34
UNDERWRITING....................... 35
SECURITIES AND EXCHANGE
 COMMISSION POSITION ON
 CERTAIN INDEMNIFICATION........... 37
LEGAL MATTERS...................... 37
EXPERTS  .......................... 38
CERTAIN DEFINITIONS................ 39
FINANCIAL STATEMENTS............... 40

     ------------------------------

UNTIL 90 DAYS AFTER THE  EFFECTIVE  DATE
OF THE  REGISTRATION  STATEMENT OF WHICH
THIS  PROSPECTUS IS A PART,  ALL DEALERS           Rocky Mountain Securities
EFFECTING TRANSACTIONS IN THE REGISTERED              & Investments, Inc.
SECURITIES, WHETHER OR NOT PARTICIPATING
IN THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER   A   PROSPECTUS.   THIS  IS  IN
ADDITION TO THE OBLIGATION OF DEALERS TO               ------------, 1996
DELIVER  A  PROSPECTUS  WHEN  ACTING  AS
UNDERWRITERS  AND WITH  RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

=========================================     ==================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification Of Directors And Officers.

     The Wyoming Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

     The Board of Directors is empowered to make other indemnification as authorized by the Articles Of Incorporation or by corporate resolution so long as the indemnification is consistent with the Wyoming Business Corporation Act.

Item 25.  Other Expenses Of Issuance And Distribution.

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered assuming the sale of the maximum Offering amount.



   Registration and filing fee........................................$1,942
   Transfer agent's fee..................................................750
   Printing and engraving*............................................15,000
   Accounting fees and expenses*.......................................3,500
   Legal fees and expenses*...........................................45,000
   Blue sky fees and expenses*........................................14,000
   NASD filing fee.....................................................1,063
   NASDAQ listing fee..................................................7,500
   Underwriter's non-accountable expense allowance*...................45,000
   Miscellaneous*......................................................6,245
                                                                       -----
     Total*.........................................................$140,000
                                                                    --------
--------------------


*  Estimated

Item 26.  Recent Sales Of Unregistered Securities.

     During the fiscal year ended August 31, 1994, the Company issued an aggregate of 300,000 shares of Common Stock at a purchase price of $.70 per share pursuant to an exemption from registration in accordance with Rule 504 under the Securities Act of 1993, as amended (the "Securities Act"). The offering was made to existing shareholders owning at least 10,000 shares of the Company's Common Stock. Of the 300,000 shares sold, 255,715 shares were purchased by Richard Laudon, the Chairman Of The Board of the Company.

     In May 1995, the Company issued 350,000 shares of the Company's Common Stock to Hollis Oil & Gas Co. in partial consideration for the purchase of oil and gas interests. The shares were issued pursuant to an exemption from registration in accordance with Section 4(2) under the Securities Act.

Item 27.  Exhibits.

     The following is a complete list of Exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.


Number            Description
------            -----------


 1.1      Form of Underwriting Agreement between Double Eagle Petroleum and Mining Co.
          ("Registrant") and Rocky Mountain Investments & Securities, Inc. (the "Underwriter").*

3.1(a)    Articles Of Incorporation filed with the Wyoming Secretary Of State on January 13,
          1972.*

3.1(b)    Articles Of Amendment of Registrant filed with the Wyoming Secretary Of State on
          February 27, 1984.*

3.1(c)    Articles Of Amendment of Registrant filed with the Wyoming Secretary Of State on July
          9, 1996.*

 3.2      Bylaws.*

4.1(a)    Specimen Common Stock Certificate.*

4.1(b)    Specimen Common Stock Purchase Warrant.*

 4.2      Form of Underwriter's Warrant.*

 4.3      Form of Warrant Agreement concerning Common Stock Purchase Warrants.

 5.1      Opinion   of   Bearman   Talesnick   &  Clowdus   Professional
          Corporation concerning legality of issuance of Units of Common
          Stock, Warrants, and underlying securities.*

10.1      Agreement dated May 26, 1995 between the Registrant and Hollis Oil & Gas Co.*

23.1      Consent Of Bearman Talesnick & Clowdus Professional Corporation (included in Exhibit
          5.1).*

23.2      Consent Of Hocker, Lovelett, Hargens & Yennie, P.C.

--------------


*Previousely filed.


Item 28.  Undertakings.

1.   The undersigned Registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

           (1) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (2) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

           (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter;

      (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;


     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles Of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities And Exchange Commission such indemnifications is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment to Registration Statement to be signed on its behalf by the undersigned, in the City of Casper, State of Wyoming on November 26, 1996.



                                           DOUBLE EAGLE PETROLEUM AND MINING CO.


                                            By:  /s/  Stephen H. Hollis
                                                --------------------------------
                                                Stephen H. Hollis, President


                                            By:  /s/  Richard B. Laudon
                                                --------------------------------
                                                Richard B. Laudon, Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                      Title                             Date
----------                      -----                             ----

/s/ Richard B. Laudon         Chairman Of The Board; Director;    November 26,
----------------------------- Treasurer (Principal Accounting     1996
Richard B. Laudon             and Financial Officer)

/s/  Richard B. Laudon*       Director                            November 26,
-----------------------------                                     1996
John R. Kerns

/s/ Stephen H. Hollis         President; (Principal Executive     November 26,
----------------------------- Officer); Director                  1996
Stephen H. Hollis


/s/  Richard B. Laudon*       Director                            November 26,
-----------------------------                                     1996
Tom R. Creager

/s/  Richard B. Laudon*       Director                            November 26,
-----------------------------                                     1996
William N. Heiss

---------------

*  As Attorney in fact.